Exhibit 3.1

Execution Version

TENTH AMENDED AND RESTATED

MEMORANDUM

AND

ARTICLES OF ASSOCIATION

OF

NIO INC.

(adopted by special resolution dated November 10, 2017)

INCORPORATED IN THE CAYMAN ISLANDS

THE COMPANIES LAW (AS AMENDED)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

TENTH AMENDED AND RESTATED MEMORANDUM OF

ASSOCIATION

OF

NIO INC.

(Adopted by special resolution passed on November 10, 2017)

1.	The name of the Company is NIO Inc.

2.

The Registered Office of the Company shall be situated at the offices of Sertus Incorporations (Cayman) Limited, Sertus Chambers, Governors Square, Suite #5-204, 23 Lime Tree Bay Avenue, P.O. Box 2547, Grand Cayman, KY1-1104, Cayman Islands, or such other place in the Cayman Islands as the Directors may from time to time decide, being the registered office of the Company.

3.

The objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by Section 7(4) of the Companies Law (as amended) or as the same may be amended from time to time, or any other law of the Cayman Islands. Such objects shall include, but without limitation, the following:

(a)

(i) To carry on the business of an investment company and to act as promoters and entrepreneurs and to carry on business as financiers, capitalists, concessionaires, merchants, brokers, traders, dealers, agents, importers and exporters and to undertake and carry on and execute all kinds of investment, financial, commercial, mercantile, trading and other operations.

(ii) To carry on whether as principals, agents or otherwise howsoever the business of realtors, developers, consultants, estate agents or managers, builders, contractors, engineers, manufacturers, dealers in or vendors of all types of property including services.

(b)

To exercise and enforce all rights and powers conferred by or incidental to the ownership of any shares, stock, obligations or other securities including without prejudice to the generality of the foregoing all such powers of veto or control as may be conferred by virtue of the holding by the Company of some special proportion of the issued or nominal amount thereof, to provide managerial and other executive, supervisory and consultant services for or in relation to any company in which the Company is interested upon such terms as may be thought fit.

(c)

To purchase or otherwise acquire, to sell, exchange, surrender, lease, mortgage, charge, convert, turn to account, dispose of and deal with real and personal property and rights of all kinds and, in particular, mortgages, debentures, produce, concessions, options, contracts, patents, annuities, licenses, stocks, shares, bonds, policies, book debts, business concerns, undertakings, claims, privileges and choses in action of all kinds.

(d)

To subscribe for, conditionally or unconditionally, to underwrite, issue on commission or otherwise, take, hold, deal in and convert stocks, shares and securities of all kinds and to enter into partnership or into any arrangement for sharing profits, reciprocal concessions or cooperation with any person or company and to promote and aid in promoting, to constitute, form or organize any company, syndicate or partnership of any kind, for the purpose of acquiring and undertaking any property and liabilities of the Company or of advancing, directly or indirectly, the objects of the Company or for any other purpose which the Company may think expedient.

(e)

To stand surety for or to guarantee, support or secure the performance of all or any of the obligations of any person, firm or company whether or not related or affiliated to the Company in any manner and whether by personal covenant or by mortgage, charge or lien upon the whole or any part of the undertaking, property and assets of the Company, both present and future, including its uncalled capital or by any such method and whether or not the Company shall receive valuable consideration therefor.

(f)

To engage in or carry on any other lawful trade, business or enterprise which may at any time appear to the Directors or the Company capable of being conveniently carried on in conjunction with any of the aforementioned businesses or activities or which may appear to the Directors or the Company likely to be profitable to the Company.

In the interpretation of this Memorandum of Association in general and of this Clause 3 in particular no object, business or power specified or mentioned shall be limited or restricted by reference to or inference from any other object, business or power, or the name of the Company, or by the juxtaposition of two or more objects, businesses or powers and that, in the event of any ambiguity in this clause or elsewhere in this Memorandum of Association, the same shall be resolved by such interpretation and construction as will widen and enlarge and not restrict the objects, businesses and powers of and exercisable by the Company.

4.

Except as prohibited or limited by the Companies Law (as amended), the Company shall have full power and authority to carry out any object and shall have and be capable of from time to time and at all times exercising any and all of the powers at any time or from time to time exercisable by a natural person or body corporate in doing in any part of the world whether as principal, agent, contractor or otherwise whatever may be considered by it necessary for the attainment of its objects and whatever else may be considered by it as incidental or conducive thereto or consequential thereon, including, but without in any way restricting the generality of the foregoing, the power to make any alterations or amendments to this Memorandum of Association and the Articles of Association of the Company considered necessary or convenient in the manner set out in the Articles of Association of the Company, and the power to do any of the following acts or things, viz:

to pay all expenses of and incidental to the promotion, formation and incorporation of the Company; to register the Company to do business in any other jurisdiction; to sell, lease or dispose of any property of the Company; to draw, make, accept, endorse, discount, execute and issue promissory notes, debentures, bills of exchange, bills of lading, warrants and other negotiable or transferable instruments; to lend money or other assets and to act as guarantors; to borrow or raise money on the security of the undertaking or on all or any of the assets of the Company including uncalled capital or without security; to invest monies of the Company in such manner as the Directors determine; to promote other companies; to sell the undertaking of the Company for cash or any other consideration; to distribute assets in specie to Members of the Company; to make charitable or benevolent donations; to pay pensions or gratuities or provide other benefits in cash or kind to Directors, officers, employees, past or present and their families; to purchase Directors and officers liability insurance and to carry on any trade or business and generally to do all acts and things which, in the opinion of the Company or the Directors, may be conveniently or profitably or usefully acquired and dealt with, carried on, executed or done by the Company in connection with the business aforesaid PROVIDED THAT the Company shall only carry on the businesses for which a license is required under the laws of the Cayman Islands when so licensed under the terms of such laws.

5.	The Company is a company limited by shares. The liability of each Member is limited to the amount from time to time unpaid on such Member’s shares.

6.

The authorised share capital of the Company is US$500,000 divided into 2,000,000,000 shares, comprising of: (i) 1,151,269,325 ordinary shares of a nominal or par value of US$0.00025 each, (ii) 165,000,000 Series A-1 Preferred Shares of a nominal or par value of US$0.00025 each, (iii) 130,000,000 Series A-2 Preferred Shares of a nominal or par value of US$0.00025 each, (iv) 31,720,364 Series A-3 Preferred Shares of a nominal or par value of US$0.00025 each, (v) 114,867,321 Series B Preferred Shares of a nominal or par value of US$0.00025 each, (vi) 167,142,990 Series C Preferred Shares of a nominal or par value of US$0.00025 each, and (v) 240,000,000 Series D Preferred Shares of a nominal or par value of US$0.00025 each, with power for the Company insofar as is permitted by law, to redeem or purchase any of its shares and to increase or reduce the said capital subject to the provisions of the Companies Law (as amended) and the Articles of Association and to issue any part of its capital, whether original, redeemed or increased with or without any preference, priority or special privilege or subject to any postponement of rights or to any conditions or restrictions and so that unless the conditions of issue shall otherwise expressly declare every issue of shares whether declared to be preference or otherwise shall be subject to the powers hereinbefore contained.

7.

If the Company is registered as exempted, its operations will be carried on subject to the provisions of Section 163 of the Companies Law (as amended) and, subject to the provisions of the Companies Law (as amended) and the Articles of Association, it shall have the power to register by way of continuation as a body corporate limited by shares under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

THE COMPANIES LAW (As Amended)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

NINTH AMENDED AND RESTATED ARTICLES OF ASSOCIATION

OF

NIO INC.

(Adopted by special resolution passed on November 10, 2017)

1.	In these Articles Table A in the Schedule to the Statute does not apply and, unless there be something in the subject or context inconsistent therewith,

“Additional Closing”	has the same meaning as in the Purchase Agreement.

“Additional Shares”	shall bear the meaning set forth in Article 8(c)(iii)(B) hereto.

“Affiliate”	has the same meaning as in the Shareholders Agreement.

“Articles”	means these Articles as originally framed or as from time to time altered by Special Resolution.

“Approved Sale”	has the same meaning as in the Shareholders Agreement.

“Auditors”	means the persons for the time being performing the duties of auditors of the Company.

“Baidu Capital”	means BAIDU CAPITAL L.P., an exempted limited partnership duly registered and validly existing under the laws of Cayman Islands, and a holder of Series C Preferred Shares as of the date of adoption of these Articles.

“Benchmark Shares”	means, with respect to a holder of Preferred Shares, the number of Preferred Shares held by such holder of Preferred Shares as of the Initial Closing Date as defined in the Shareholders Agreement(as converted or reclassified from time to time in accordance with these articles).

“Blissful Days”	means Blissful Days Holdings Limited (福日控股有限公司), a British business company duly incorporated and validly existing under the Laws of the British Virgin Islands

“Bluefuture”	means Bluefuture Fund L.P., an exempted limited partnership duly incorporated and validly existing under the Laws of the Cayman Islands.

“Bluestone”	means BLUESTONE COMPANY LIMITED, a company limited by shares duly incorporated and validly existing under the laws of the Cayman Islands, and a holder of Series B Preferred Shares, Series C Preferred Shares and Series D Preferred Shares as of the date of adoption of these Articles.

“Board” and “Board of Directors”	means the board of directors of the Company.

“Bright Sky”	means BRIGHT SKY II, L.P., an exempted limited partnership duly registered and validly existing under the laws of the Cayman Islands, and a holder of Series B Preferred Shares, Series C Preferred Shares and Series D Preferred Shares as of the date of adoption of these Articles.

“Business”	means the business of the Group Companies, which is research and development, design, manufacturing, and sales of new energy automobiles (electric cars) and/or the components and accessory products related thereto, the provision of related services, the establishment and operation of charging networks, and other business as may be approved by the Board or the Members of the Company in accordance with these Articles and the Shareholders Agreement from time to time.

“Business Day”	means any day that is not a Saturday, Sunday, legal holiday or other day on which commercial banks are required or authorized by law to be closed in the Cayman Islands, the PRC or Hong Kong

“Champion Elite”	means Champion Elite Global Limited (冠傑環球有限公司), a BVI business company duly registered and validly existing under the Laws of the British Virgin Islands, and a holder of Series C Preferred Shares as of the date of adoption of these Articles.

“ChinaEquity”	means CHINAEQUITY SMART TRAVEL CO., LTD., a limited liability company duly incorporated and validly existing under the laws of the British Virgin Islands, and a holder of Series C Preferred Shares as of the date of adoption of these Articles.

“CIB”	means Tea Leaf Limited, an exempted company duly incorporated and validly existing under the Laws of the Cayman Islands.

“CIIT”	means CHINA INDUSTRIAL INTERNATIONAL TRUST ASSET MANAGEMENT COMPANY LIMITED (兴业国信资产管理有限公司) a limited liability company duly registered and validly existing under the Laws of the PRC, and a holder of Series C Preferred Shares as of the date of adoption of these Articles.

“Closing”	has the same meaning as in the Purchase Agreement.

“Company”	means the above-named Company.

“Control Documents”	has the same meaning as in the Purchase Agreement.

“Control Documents Termination”	means a termination of the Control Documents that has a materially adverse effect on the condition, business or prospects of the Company.

“Covered Persons”	shall bear the meaning set forth in Article 138 hereto.

“debenture”	means debenture stock, mortgages, bonds and any other such securities of the Company whether constituting a charge on the assets of the Company or not.

“Deemed Liquidation”	shall bear the meaning set forth in Article 8(b)(vii) hereto.

“Directors”	means all of the directors for the time being of the Company.

“Electronic Record”	has the same meaning as in the Electronic Transactions Law.

“Electronic Transactions Law”	means the Electronic Transactions Law (2003 Revision) of the Cayman Islands.

“Energy”	means ENERGY LEE LIMITED, a business company with limited liability duly incorporated and validly existing under the laws of the British Virgin Islands, and a holder of Series A-1 Preferred Shares as of the date of adoption of these Articles.

“Equity Securities”	means, with respect to any Person that is a legal entity, any and all shares of capital stock, membership interests, profits interests, ownership interests, equity interests, registered capital, and other equity securities of such Person, and any right, warrant, option, call, commitment, note, conversion privilege, preemptive right or other right to acquire any of the foregoing, or security convertible into, exchangeable or exercisable for any of the foregoing, or any contract providing for the acquisition of any of the foregoing.

“Excluded Opportunity”	shall bear the meaning set forth in Article 138 hereto.

“Exempted Securities”	shall bear the meaning set forth in Article 8(c)(iii)(E) hereto.

“Fair Market Value”	shall bear the meaning set forth in Article 8(b)(viii) hereto.

“Founder Vehicles”	means, collectively, mobike Global and Originalwish.

“Four Votes”	shall bear the meaning set forth in Article 79 hereto.

“Golden Brick”	means GOLDEN BRICK CAPITAL PRIVATE EQUITY FUND II L.P., an exempted limited partnership duly registered and validly existing under the laws of the Cayman Islands, and a holder of Series B Preferred Shares as of the date of adoption of these Articles.

“Grandfield”	means GRANDFIELD INVESTMENT LTD., an exempted company duly incorporated and validly existing under the laws of the Cayman Islands, and a holder of Series B Preferred Shares as of the date of adoption of these Articles.

“Group Company”	means each of the Company and its Subsidiaries (including NIO Nextev Limited (formerly known as Nextev Limited), XPT Limited, XPT Technology Limited, XPT, Inc., NIO Co., Ltd., Shanghai XPT Technology Co., Ltd., XPT (Jiangsu) Investment Co., Ltd., (formerly known as “XPT Investment Co. Ltd.”) XPT (Nanjing) E-Powertrain Technology Co., Ltd., XPT (Nanjing) Energy Storage System Co., Ltd., NIO Technology Co., Ltd., Nextev User Enterprise Limited, Shanghai NIO Sales and Service Co., Ltd. (formerly known as Shanghai Weilai Auto Distribution Service Co. Ltd.), Nextev Power Express Limited, NIO Energy Investment (Hubei) Co. (formerly known as “Nextev Energy Investment (Hubei) Co.”), Ltd., Shanghai NIO Energy Technology Co., Ltd. (formerly known as “Shanghai Nextev Energy Technology Co., Ltd.”), Wuhan NIO Energy Co., Ltd. (formerly known as “Wuhan Nextev Energy Co., Ltd.”), Beijing Libite Auto Technology Co., Ltd., Xtronics (Nanjing) Automotive Intelligent Technology Co. Ltd., NIO USA, Inc. (formerly known as Nextev USA, Inc.), NIO GmbH (formerly known as Nextev GmbH), NIO Nextev (UK) Ltd (formerly known as Nextev (UK) Limited), other Subsidiaries set out on Schedule III of the Purchase Agreement, and other Subsidiaries to be established from time to time), and “Group” or “Group Companies” refers to all of Group Companies collectively.

“Guangfa”	means Guangfa Xinde Capital Management Limited, a corporation duly incorporated under and validly existing under the Laws of the British Virgin Islands.

“Haitong”	means HAITONG INTERNATIONAL INVESTMENT HOLDINGS LIMITED, a limited liability company duly incorporated and validly existing under the laws of British Virgin Islands, and a holder of Series C Preferred Shares as of the date of adoption of these Articles.

“Haixia”	means HAIXIA NEV INTERNATIONAL LIMITED PARTNERSHIP, a limited partnership company duly incorporated and validly existing under the laws of Cayman Islands, and a holder of Series C Preferred Shares and Series D Preferred Shares as of the date of adoption of these Articles.

“Hammer Capital”	means Leap Prospect Limited, a British Virgin Islands company wholly owned by Hammer Capital (Private Equity) SPC – Leap Prospect SP, and a holder of Series D Preferred Shares as of the date of adoption of these Articles.

“Hanfor”	means HF Holdings Limited, an exempted company duly incorporated and validly existing under the laws of the British Virgin Islands, and a holder of Series C Preferred Shares as of the date of adoption of these Articles.

“Hillhouse”	means collectively (1) HH DYU HOLDINGS LIMITED, an exempted company with limited liability duly incorporated and validly existing under the laws of the Cayman Islands, (2) Hillhouse NEV, and (3) HH.

“Hillhouse NEV”	means HILLHOUSE NEV HOLDINGS LIMITED, an exempted company duly incorporated and validly existing under the laws of the British Virgin Islands, and a holder of Series A-2 Preferred Shares and Series B Preferred Shares as of the date of adoption of these Articles.

“HH”	HH RSV-X HOLDINGS LIMITED, an exempted company with limited liability duly incorporated and validly existing under the laws of the Cayman Islands, and a holder of Series B Preferred Shares as of the date of adoption of these Articles

“Honor Best”	means HONOR BEST INTERNATIONAL LIMITED, a company with limited liability duly incorporated and validly existing under the laws of the British Virgin Islands, and a holder of Series C Preferred Shares as of the date of adoption of these Articles.

“Image Frame”	means IMAGE FRAME INVESTMENT (HK) LIMITED, a limited liability company duly incorporated and validly existing under the laws of Hong Kong, and a holder of Series C Preferred Shares and Series D Preferred Shares as of the date of adoption of these Articles.

“IDG”

means collectively

(1) IDG CHINA VENTURE CAPITAL FUND IV L.P., an exempted limited partnership registered and validly existing under the laws of the Cayman Islands, and (2) IDG CHINA IV INVESTORS L.P., an exempted limited partnership registered and validly existing under the laws of the Cayman Islands, which are the holders of Series B Preferred Shares as of the date of adoption of these Articles; and

(3) IDG CHINA VENTURE CAPITAL FUND IV L.P., an exempted limited partnership registered and validly existing under the laws of the Cayman Islands, (4) IDG CHINA IV INVESTORS L.P., an exempted limited partnership registered and validly existing under the laws of the Cayman Islands, and (5) CYBER TYCOON LIMITED, a limited liability company duly incorporated and validly existing under the Laws of the British Virgin Islands, which are the holders of Series C Preferred Shares as of the date of adoption of these Articles.

“Joy Capital”	means JOY CAPITAL I, L.P., an exempted limited partnership duly registered and validly existing under the laws of the Cayman Islands, and a holder of Series A-3 Preferred Shares and Series B Preferred Shares as of the date of adoption of these Articles.

“Keen Eagle”	means Keen Eagle Capital Investment Limited (銳鷹創富有限公司) a limited liability company duly incorporated and validly existing under the Laws of Hong Kong, and a holder of Series C Preferred Shares and Series D Preferred Shares as of the date of adoption of these Articles.

“Key Employees”	has the same meaning as in the Purchase Agreement.

“Lenovo”	means ULTIMATE LENOVO LIMITED, a limited liability company duly incorporated and validly existing under the laws of British Virgin Islands, and a holder of Series B Preferred Shares and Series C Preferred Shares as of the date of adoption of these Articles.

“Liquidation”	shall bear the meaning set forth in Article 8(b)(vii) hereto.

“Liquidation Events”	shall bear the meaning set forth in Article 8(b)(vii) hereto.

“Loan and Security Agreement”	The Loan and Security Agreement dated March 10, 2016 by and between the Company and Padmasree Warrior, pursuant to which the Company provided a loan to Padmasree Warrior, and Padmasree Warrior pledged to the Company and granted to the Company a first-priority lien upon 7,509,933 Series A-3 Preferred Shares held by Padmasree Warrior.

“Long Winner”	means LONG WINNER INVESTMENT LIMITED, a limited company duly incorporated and validly existing under the laws of Hong Kong, and a holder of Series B Preferred Shares as of the date of adoption of these Articles.

“Magic Stone”	means MAGIC STONE ALTERNATIVE PRIVATE EQUITY FUND, L.P., an exempted limited partnership duly organized and validly existing under the laws of the Cayman Islands, and a holder of Series B Preferred Shares as of the date of adoption of these Articles.

“Majority Preferred Holders”	means the holders of at least 75% of the voting power of the then outstanding Preferred Shares (voting together as a single class and calculated on an as-converted basis).

“Majority Series A Preferred Holders”	means the holders of at least a majority of the voting power of the then outstanding Series A Preferred Shares (voting together as a single class and calculated on an as-converted basis).

“Majority Series B Preferred Holders”	means the holders of at least a majority of the voting power of the then outstanding Series B Preferred Shares (voting together as a single class and calculated on an as-converted basis).

“Majority Series C Preferred Holders”	means the holders of at least a majority of the voting power of the then outstanding Series C Preferred Shares (voting together as a single class and calculated on an as-converted basis).

“Majority Series D Preferred Holders”	means the holders of at least a majority of the voting power of the then outstanding Series D Preferred Shares (voting together as a single class and calculated on an as-converted basis).

“Material Group Subsidiaries”	has the same meaning as in the Shareholders Agreement.

“Member”	shall bear the meaning as ascribed to it in the Statute.

“mobike Global”	means mobike Global Ltd., a business company with limited liability duly incorporated and validly existing under the laws of the British Virgin Islands, and a holder of Series A-1 Preferred Shares as of the date of adoption of these Articles.

“month”	means calendar month.

“Mount Putuo”	means MOUNT PUTUO INVESTMENT LIMITED, an exempted company duly incorporated and validly existing under the laws of the British Virgin Islands, and a holder of Series A-2 Preferred Shares and Series B Preferred Shares as of the date of adoption of these Articles.

“Morespark”	means MORESPARK LIMITED, a limited liability company duly incorporated and validly existing under the Laws of Hong Kong, and a holder of Series D Preferred Shares as of the date of adoption of these Articles.

“New Margin Capital”	means NEW MARGIN CAPITAL HONG KONG CO., LIMITED (聯創資本（香港）有限公司), a limited liability company duly incorporated and validly existing under the laws of Hong Kong, and a holder of Series C Preferred Shares as of the date of adoption of these Articles.

“New Issue Price”	shall bear the meaning set forth in Article 8(c)(iii)(B) hereto.

“Oceanwide”	means China Oceanwide International Asset Management Limited (中泛國際資產管理有限公司), a BVI business company duly incorporated and validly existing under the Laws of the British Virgin Islands.

“Ordinary Resolution”

means a resolution (subject to Article 8(d) and Schedule A hereto):

(a) passed by the Members holding at least fifty percent (50%) of the voting power of the then outstanding shares of the Company, vote in person or, where proxies are allowed, by proxy at a general meeting of the Company; or

(b) approved in writing by the Members holding at least ninety percent (90%) of the voting power of the then outstanding shares of the Company in one or more instruments each signed by one or more of the Members and the effective date of the resolution so adopted shall be the date on which the instrument, or the last of such instruments if more than one, is executed.

“Ordinary Share”	means a voting, redeemable ordinary share in the capital of the Company, par value of US$0.00025 per share, having the rights, powers, privileges and restrictions set forth in these Articles, the Shareholders Agreement and the Right of First Refusal & Co-Sale Agreement, and, immediately upon closing of a Qualified IPO.

“Ordinary Share Equivalents”	any Equity Security that by its terms is convertible into or exchangeable or exercisable for Ordinary Shares or other share capital of the Company, including without limitation the Preferred Shares.

“Orient Hontai”	means ORIENT HONTAI LIMITED, a business company duly incorporated and validly existing under the laws of the British Virgin Islands, and a holder of Series B Preferred Shares as of the date of adoption of these Articles.

“Originalwish”	means ORIGINALWISH LIMITED, a business company with limited liability duly incorporated and validly existing under the laws of the British Virgin Islands, and a holder of Series A-1 Preferred Shares as of the date of adoption of these Articles.

“paid-up”	means paid-up and/or credited as paid-up.

“Padmasree Warrior”	means Padmasree Warrior, a U.S. citizen and a holder of Series A-3 Preferred Shares as of the date of adoption of these Articles.

“Palace”	means PALACE INVESTMENTS PTE. LTD., a private company limited by shares duly incorporated and validly existing under the laws of Republic of Singapore, and a holder of Series B Preferred Shares, Series C Preferred Shares and Series D Preferred Shares as of the date of adoption of these Articles.

“Person”	means any individual, natural person, corporation, partnership, limited partnership, proprietorship, association, limited liability company, firm, trust, estate or other enterprise or entity.

“PRC”	means the People’s Republic of China, but solely for the purposes of these Articles, excluding the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan.

“Preferred Shares”	means the Series A-1 Preferred Shares, the Series A-2 Preferred Shares, the Series A-3 Preferred Shares, the Series B Preferred Shares, the Series C Preferred Shares and/or the Series D Preferred Shares.

“Preferred Share Conversion Price”	means the Series A Conversion Price, the Series B Conversion Price, the Series C Conversion Price and/or the Series D Conversion Price, where applicable.

“Preferred Share Dividend Preference”	shall bear the meaning set forth in Article 8(a)(i)(D) hereto.

“Preferred Share Original Issue Price”	means the Series A Original Issue Price, the Series B Original Issue Price, the Series C Original Issue Price and/or the Series D Original Issue Price, where applicable.

“Preferred Share Preferential Dividend”	shall bear the meaning set forth in Article 8(a)(ii) hereto.

“Preferred Share Redemption Price”	means the applicable Series A Redemption Price, Series B Redemption Price, Series C Redemption Price and/or Series D Redemption Price (depends on the circumstances).

“Prime Hubs”	means PRIME HUBS LIMITED, a business company with limited liability duly incorporated and validly existing under the Laws of the British Virgin Islands and a holder of the Ordinary Shares as of the date of adoption of these Articles.

“Prime Hubs Grantee”	has the same meaning as in the Purchase Agreement.

“Prime Hubs Shares”	has the same meaning as in the Purchase Agreement.

“Purchase Agreement”	means the Series D Preferred Share Purchase Agreement entered into by and among the Company, certain Group Companies, Prime Hubs, Founder Vehicles, and certain Series D Investors on November 10, 2017, as duly amended, restated or supplemented from time to time.

“Qualified IPO”	means a firm commitment underwritten registered initial public offering by the Company of its Ordinary Shares (or securities of the Company representing the Ordinary Shares) on Hong Kong Stock Exchange, Nasdaq, New York Stock Exchange or other internationally recognized stock exchange, as approved by the Majority Preferred Holders, pursuant to a registration statement (or any analogous document, if applicable) that is filed with and declared effective in accordance with the securities laws of relevant jurisdiction, at a public offering price (prior to customary underwriters’ commissions and expenses) that values the Company at least US$6 billion on a fully diluted basis immediately prior to the completion of such offering, with gross proceeds to the Company in excess of US$1 billion, or otherwise approved by the Majority Preferred Holders.

“registered office”	means the registered office for the time being of the Company.

“Right of First Refusal & Co-Sale Agreement”	the Fifth Amended and Restated Right of First Refusal & Co-Sale Agreement entered into by and among the Company and all of the Members on November 10, 2017, as amended, restated or supplemented from time to time.

“Seal”	means the common seal of the Company and includes every duplicate seal.

“Secretary”	includes an Assistant Secretary and any Person appointed to perform the duties of Secretary of the Company.

“Sequoia”	means SEQUOIA CAPITAL CHINA GF HOLDCO III-A, LTD., an exempted company duly incorporated and validly existing under the laws of the Cayman Islands, and a holder of Series A-3 Preferred Shares as of adoption of these Articles.

“SCC”	means SCC GROWTH IV HOLDCO A, LTD., an exempted company duly incorporated and validly existing under the Laws of the Cayman Islands, and a holder of Series B Preferred Shares and Series D Preferred Shares as of adoption of these Articles.

“Series A Conversion Price”	means (i) with respect to the Series A-1 Preferred Shares and the Series A-2 Preferred Shares, initially US$1.00, and (ii) with respect to the Series A-3 Preferred Shares, initially US$1.6522, each subject to adjustment as provided in Article 8(c)(iii).

“Series B Conversion Price”	means with respect to the Series B Preferred Shares, initially US$2.751, subject to adjustment as provided in Article 8(c)(iii).

“Series C Conversion Price”	means with respect to the Series C Preferred Shares, initially US$3.885, subject to adjustment as provided in Article 8(c)(iii).

“Series D Conversion Price”	means with respect to the Series D Preferred Shares, initially US$5.353, subject to adjustment as provided in Article 8(c)(iii).

“Series A Original Issue Price”	means (i) with respect to the Series A-1 Preferred Shares and the Series A-2 Preferred Shares, US$1.00 per share, and (ii) with respect to the Series A-3 Preferred Shares, US$1.6522 per share.

“Series B Original Issue Price”	means with respect to the Series B Preferred Shares, US$2.751 per share.

“Series C Original Issue Price”	means with respect to the Series C Preferred Shares, US$3.885 per share.

“Series D Original Issue Price”	means with respect to the Series D Preferred Shares, US$5.353 per share.

“Series A Original Issue Date”	means the date of issuance of the relevant Series A Preferred Shares, (i) with respect to each Founder Vehicle, Hillhouse NEV and Shunwei, March 18, 2015; (ii) with respect to Energy and Mount Putuo, May 6, 2015; (iii) with respect to Smart Group, June 23, 2015; (iv) with respect to Sequoia and Joy Capital, September 12 2015; and (v) with respect to Padmasree Warrior, March 10, 2016.

“Series B Original Issue Date”	means the date of issuance of the relevant Series B Preferred Shares, (i) with respect to Temasek, TPG, Bluestone, Hillhouse NEV, Shunwei, Mount Putuo, SCC, Joy Capital, Magic Stone, Golden Brick, Palace, Grandfield, and Lenovo, July 21, 2016; (ii) with respect to IDG (except for Cyber Tycoon Limited), August 19, 2016; (iii) with respect to Bright Sky, September 30, 2016, and (iv) with respect to Long Winner, HH and Orient Hontai, February 9, 2017.

“Series C Original Issue Date”	means the date of issuance of the relevant Series C Preferred Shares, with respect to Baidu Capital, West City, WP, Haixia, Haitong, New Margin Capital, Image Frame, Palace, Total Prestige, Bright Sky, TPG, Bluestone, Zhide, ChinaEquity, IDG and Honor Best, March 24, 2017.

“Series D Original Issue Date”	means the date of issuance of the relevant Series D Preferred Shares to the relevant Series D Investor.

“Series A Preferred Shares”	means Series A-1 Preferred Shares, Series A-2 Preferred Shares and/or Series A-3 Preferred Shares.

“Series A Preferred Share Dividend Preference”	shall bear the meaning set forth in Article 8(a)(i)(D) hereto.

“Series A Liquidation Preference”	shall bear the meaning set forth in Article 8(b)(v) hereto.

“Series A-1 Preferred Share”	means a voting, redeemable and convertible Series A-1 Preferred Share in the capital of the Company, par value of US$0.00025 per share, having the rights, powers, privileges and restrictions set forth in these Articles, the Shareholders Agreement and the Right of First Refusal & Co-Sale Agreement.

“Series A-2 Investor”	means each or any of Hillhouse NEV, Shunwei, Mount Putuo, Smart Group, and any Person who purchases Series A-2 Preferred Shares from time to time, as long as such investor continues to hold any Series A- 2 Preferred Shares.

“Series A-2 Preferred Share”	means a voting, redeemable and convertible Series A-2 Preferred Share in the capital of the Company, par value of US$0.00025 per share, having the rights, powers, privileges and restrictions set forth in these Articles, the Shareholders Agreement and the Right of First Refusal & Co-Sale Agreement.

“Series A-3 Investor”	means each or any of Sequoia, Joy Capital, Padmasree Warrior, and any Person who purchases Series A-3 Preferred Shares from time to time, as long as such investor continues to hold any Series A-3 Preferred Shares.

“Series A-3 Liquidation Preference”	shall bear the meaning set forth in Article 8(b)(iv) hereto.

“Series A-3 Preferred Share”	means a voting, redeemable and convertible Series A-3 Preferred Share in the capital of the Company, par value of US$0.00025 per share, having the rights, powers, privileges and restrictions set forth in these Articles, the Shareholders Agreement and the Right of First Refusal & Co-Sale Agreement.

“Series B Liquidation Preference”	shall bear the meaning set forth in Article 8(b)(iii) hereto.

“Series B Preferred Share Dividend Preference”	shall bear the meaning set forth in Article 8(a)(i)(C) hereto.

“Series B Preferred Share”	means a voting, redeemable and convertible Series B Preferred Share in the capital of the Company, par value of US$0.00025 per share, having the rights, powers, privileges and restrictions set forth in these Articles, the Shareholders Agreement and the Right of First Refusal & Co-Sale Agreement.

“Series B Investor”	means each or any of Temasek, TPG, Bluestone, Hillhouse NEV, Shunwei, Mount Putuo, SCC, Joy Capital, Magic Stone, Orient Hontai, Golden Brick, Palace, Grandfield, Lenovo, IDG (except for Cyber Tycoon Limited), Bright Sky, HH and Long Winner, and any Person who purchases Series B Preferred Shares from time to time, as long as such investor continues to hold any Series B Preferred Shares.

“Series C Preferred Share”	means a voting, redeemable and convertible Series C Preferred Share in the capital of the Company, par value of US$0.00025 per share, having the rights, powers, privileges and restrictions set forth in these Articles, the Shareholders Agreement and the Right of First Refusal & Co-Sale Agreement.

“Series C Preferred Share Dividend Preference”	shall bear the meaning set forth in Article 8(a)(i)(B) hereto.

“Series C Liquidation Preference”	shall bear the meaning set forth in Article 8(b)(ii) hereto.

“Series C Investor”	means each or any of Baidu Capital, West City, WP, Haixia, Haitong, New Margin Capital, Image Frame, Palace, Total Prestige, Bright Sky, TPG, Bluestone, Zhide, ChinaEquity, IDG, Honor Best, Temasek, Lenovo, Champion Elite, CIIT, Guangfa, Bluefuture, Hanfor, CIB, Blissful Days, UBS, Keen Eagle, Oceanwide and any Person who purchases Series C Preferred Shares from time to time, as long as such investor continues to hold any Series C Preferred Shares.

“Series D Preferred Share”	means a voting, redeemable and convertible Series D Preferred Share in the capital of the Company, par value of US$0.00025 per share, having the rights, powers, privileges and restrictions set forth in these Articles, the Shareholders Agreement and the Right of First Refusal & Co-Sale Agreement

“Series D Preferred Share Dividend Preference”	shall bear the meaning set forth in Article 8(a)(i)(A) hereto.

“Series D Liquidation Preference”	shall bear the meaning set forth in Article 8(b)(i) hereto.

“Series D Investor”	means each or any of Image Frame, Morespark, Hammer Capital and any Person who purchases Series D Preferred Shares from time to time, as long as such investor continues to hold any Series D Preferred Shares.

“Series A Redemption Price”	shall bear the meaning set forth in Article 18(IV) hereto.

“Series A Redemption Requestor”	shall bear the meaning set forth in Article 18(IV) hereto.

“Series B Redemption Price”	shall bear the meaning set forth in Article 18(III) hereto.

“Series B Redemption Requestor”	shall bear the meaning set forth in Article 18(III) hereto.

“Series C Redemption Price”	shall bear the meaning set forth in Article 18(II) hereto.

“Series C Redemption Requestor”	shall bear the meaning set forth in Article 18(II) hereto.

“Series D Redemption Price”	shall bear the meaning set forth in Article 18(I) hereto.

“Series D Redemption Requestor”	shall bear the meaning set forth in Article 18(I) hereto.

“Series D Transaction Documents”	means the “Series D Transaction Documents” defined in the Purchase Agreement.

“Shanghai Nextev”	means a wholly owned subsidiary of NIO Nextev Limited established under the laws of the PRC.

“share”	means an Ordinary Share, Series A Preferred Share, Series B Preferred Share, Series C Preferred Share, Series D Preferred Shares or all of them, and includes a fraction of a share.

“Shareholders Agreement”	the Fifth Amended and Restated Shareholders Agreement entered into by and among the Company, the other existing Group Companies and all of the Members on November 10, 2017, as amended, restated or supplemented from time to time.

“Smart Group”	means SMART GROUP GLOBAL LIMITED, a business company duly incorporated and validly existing under the laws of the British Virgin Islands, and a holder of Series A-2 Preferred Shares as of the date of adoption of these Articles.

“Shunwei”	means collectively (1) SHUNWEI TMT II LIMITED, an exempted company duly incorporated and validly existing under the laws of the British Virgin Islands, and (2) SHUNWEI GROWTH II LIMITED, an exempted company duly incorporated and validly existing under the laws of the British Virgin Islands, and holders of Series A-2 Preferred Shares and Series B Preferred Shares as of the date of adoption of these Articles.

“Special Resolution”

means a resolution passed in accordance with Section 60 of the Companies Law, being a resolution (subject to Article 8(d) and Schedule A hereto):

(a) passed by the Members holding at least two thirds (2/3) of the voting power of the then outstanding shares of the Company, as vote in person or, where proxies are allowed, by proxy at a general meeting of the Company of which notice specifying the intention to propose the resolution as a Special Resolution has been duly given, or

(b) approved in writing by all of the Members entitled to vote at a general meeting of the Company in one or more instruments each signed by one or more of the Members and the effective date of the Special Resolution so adopted shall be the date on which the instrument or the last of such instruments if more than one, is executed;

save that for the purposes of approving any matter identified in Schedule A to these Articles that the Statute requires to be passed by a Special Resolution, in computing the majority needed to approve such Special Resolution on a poll, regard shall be had to the number of votes to which each Member is entitled by virtue of Article 8(d)(ii).

“Statute”	means the Companies Law of the Cayman Islands as amended and every statutory modification or re-enactment thereof for the time being in force.

“Stock Incentive Plans”	means (i) the 2015 Stock Incentive Plan and the 2016 Stock Incentive Plan of the Company, which set forth the rules for the grant of stock options, restricted shares and other awards to the employees, directors and consultants of the Group Companies (both U.S. citizens or non-U.S. citizens), (ii) the 2015 Stock Incentive Plan U.S. CEO Subplan, which sets forth the rules for the grant of stock options, restricted shares and other awards to the chief executive officer of the US Company, and (iii) any other stock option plans or equity incentive plans as may be adopted by the Company in accordance with these Articles and the Shareholders Agreement.

“Subsidiary”	with respect to any given Person, any other Person that is Controlled directly or indirectly by such given Person; where “Control” of a given Person means the power or authority, whether exercised or not, to direct the business, management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; provided, that such power or authority shall conclusively be presumed to exist upon possession of beneficial ownership or power to direct the vote of more than fifty percent (50%) of the votes entitled to be cast at a meeting of the members or shareholders of such Person or power to control the composition of a majority of the board of directors of such Person.

“Temasek”	means ANDERSON INVESTMENTS PTE. LTD., a private company limited by shares duly incorporated and validly existing under the laws of Republic of Singapore, and a holder of Series B Preferred Shares, Series C Preferred Shares and Series D Preferred Shares as of the date of adoption of these Articles.

“Tencent”	means, collectively, Image Frame, Mount Putuo, Morespark and any other Affiliate of Tencent, to the extent that it holds any Preferred Shares and/or Ordinary Shares.

“Tencent Shareholding Threshold”	shall bear the meaning set forth in Article 8(b)(viii) hereto.

“Total Prestige”	means TOTAL PRESTIGE INVESTMENT LIMITED, a limited liability company duly incorporated and validly existing under the laws of the Cayman Islands, and a holder of Series C Preferred Shares as of the date of adoption of these Articles.

“TPG”	means TPG GROWTH III SF PTE. LTD., a private company limited by shares duly incorporated and validly existing under the Laws of Republic of Singapore, and a holder of Series B Preferred Shares, Series C Preferred Shares and Series D Preferred Shares as of the date of adoption of these Articles.

“Trade Sale”

means any the following events:

(1) any consolidation, merger, amalgamation, or other business combination or corporate reorganization of the Company (and/or other Group Company(ies) collectively operating majority of the Business, collectively, the “Major Group Companies”) with or into any Person (collectively, the “Restructuring Event”), resulting in a change in ownership or control of the Company and/or the Major Group Companies in which the Persons holding securities with voting power in the Company and/or the Major Group Companies (as the case may be) immediately before such Restructuring Event own and control shares and securities representing less than fifty percent (50%) of the total combined voting power of the outstanding share capital of the surviving business entity immediately after such Restructuring Event, except that the Company’s ultimate shareholding structure immediately after such Restructuring Event is the same as that immediately before such Restructuring Event; or

(2) a sale, transfer, exclusive license, lease or other disposition of all or substantially all of the assets (including Intellectual Property) of the Group Companies (or any series of related transactions resulting in such sale, transfer, exclusive license, lease or other disposition of all or substantially all of the assets of the Group Companies), except that such transferee, licensee or lessee’s ultimate shareholding structure immediately after such event is the same as that of the Company immediately before such event; or

(3) a sale, transfer or other disposition of a majority of the issued and outstanding share capital or securities possessing more than fifty percent (50%) of the total combined voting power of the Company and/or of the Major Group Companies, except that such transferee’s ultimate shareholding structure immediately after such event is the same as that of the Company immediately before such event.

“UBS”	means UBS AG, London Branch, a company duly incorporated and validly existing under the Laws of the Switzerland and registered as a branch in England and Wales Branch No. BR004507 at 5 Broadgate, London EC2M 2QS.

“West City”	means WEST CITY ASIA LIMITED, a company limited by shares duly incorporated and validly existing under the laws of the British Virgin Islands, and a holder of Series C Preferred Shares and Series D Preferred Shares as of the date of adoption of these Articles.

“WP”	means TANZANITE GEM HOLDINGS LIMITED, a limited liability company duly incorporated and validly existing under the laws of British Virgin Islands, and a holder of Series C Preferred Shares and Series D Preferred Shares as of the date of adoption of these Articles.

“written” and “in writing”	include all modes of representing or reproducing words in visible form.

“Zhide”	means ZHIDE EV INVESTMENT LIMITED, a limited liability company duly incorporated and validly existing under the laws of the Cayman Islands, and a holder of Series C Preferred Shares as of the date of adoption of these Articles.

Words importing the singular number only include the plural number and vice-versa.

Words importing the masculine gender only include the feminine gender.

Words importing persons only include corporations.

Any requirements as to delivery under the Articles include delivery in the form of an Electronic Record.

Any requirements as to execution or signature under the Articles including the execution of the Articles themselves can be satisfied in the form of an electronic signature as defined in the Electronic Transactions Law.

Sections 8 and 19(3) of the Electronic Transactions Law shall not apply.

2.	The business of the Company may be commenced as soon after incorporation as the Directors shall see fit, notwithstanding that part only of the shares may have been allotted.

3.	The Directors may pay, out of the capital or any other monies of the Company, all expenses incurred in or about the formation and establishment of the Company including the expenses of registration.

CERTIFICATES FOR SHARES

4.	(a)	Certificates representing shares of the Company shall be in such form as shall be determined by the Directors. Such certificates may be under Seal. All certificates for shares shall be consecutively numbered or otherwise identified and shall specify the shares to which they relate. The name and address of the Person to whom the shares represented thereby are issued, with the number of shares and date of issue, shall be entered in the register of Members of the Company. All certificates surrendered to the Company for transfer shall be canceled and no new certificate shall be issued until the former certificate for a like number of shares shall have been surrendered and canceled. The Directors may authorize certificates to be issued with the Seal and authorized signature(s) affixed by some method or system of mechanical process.

(b)

Every Person whose name is entered as a Member in the register of Members shall be entitled without payment to receive within two months after allotment or lodgment of transfer (or within such other period as the conditions of issue shall provide) one certificate for all his shares or several certificates each for one or more of his shares upon payment of fifty cents (US$0.50) for every certificate after the first or such less sum as the Directors shall from time to time determine, PROVIDED THAT in respect of a share or shares held jointly by several Persons, the Company shall not be bound to issue more than one certificate and delivery of a certificate for a share to one of the several joint holders shall be sufficient delivery to all such holders.

(c)	Each existing or replacement certificate for shares of the Company shall bear the following legend:

“THE SALE, PLEDGE, HYPOTHECATION, ASSIGNMENT OR TRANSFER OF THESE SECURITIES IS SUBJECT TO THE TERMS AND CONDITIONS OF A CERTAIN FIFTH AMENDED AND RESTATED RIGHT OF FIRST REFUSAL AND CO-SALE AGREEMENT (AS AMENDED FROM TIME TO TIME) BY AND AMONG THE SHAREHOLDERS, THE COMPANY AND CERTAIN OTHER PARTIES THERETO. COPIES OF SUCH AGREEMENT MAY BE OBTAINED UPON WRITTEN REQUEST TO THE COMPANY.”

The Company may annotate its register of Members with an appropriate, corresponding legend. At such time as any share is no longer subject to the Right of First Refusal & Co-Sale Agreement, the Company shall, at the request of the holder of such share, issue replacement certificates for such share without such legend.

5.

Notwithstanding Article 4 of these Articles, if a share certificate is defaced, lost or destroyed, it may be renewed on payment of a fee of one dollar (US$1.00) or such less sum and on such terms (if any) as to evidence and indemnity and the payment of the expenses incurred by the Company in investigating evidence, as the Directors may prescribe.

ISSUE OF SHARES

6.

Subject to the provisions, if any, in the Memorandum of Association, these Articles (including Article 8(d) and Schedule A) and to any direction that may be given by the Company in general meeting and without prejudice to any special rights previously conferred on the holders of existing shares, the Directors may allot, issue, grant options over or otherwise dispose of shares of the Company (including fractions of a share) with or without preferred, deferred or other special rights or restrictions, whether in regard to dividend, voting, return of capital or otherwise and to such Persons, at such times and on such other terms as they think proper. Notwithstanding any provision to the contrary contained in these Articles of Association, the Company shall be precluded from issuing bearer shares or bearer warrants, coupons or certificates.

7.	The rights and restrictions attaching to the Ordinary Shares are as follows:

(a)	Income

Holders of Ordinary Shares shall be entitled to such dividends as the Directors may in their absolute discretion lawfully declare, following payment of all dividends due on shares ranking in priority to the Ordinary Shares (including for the avoidance of doubt the Series A Preferred Shares, the Series B Preferred Shares, the Series C Preferred Shares and the Series D Preferred Shares), PROVIDED THAT no dividend shall be declared to the holders of Ordinary Shares unless such dividend has also been declared to the holders of Series A Preferred Shares, the holders of Series B Preferred Shares, the holders of Series C Preferred Shares and the holders of Series D Preferred Shares (who shall participate in such dividend as if the Series A Preferred Shares, or the Series B Preferred Shares, or the Series C Preferred Shares, or the Series D Preferred Shares held by them had been converted into Ordinary Shares at the then applicable Series A Conversion Price, or the then applicable Series B Conversion Price, or the then applicable Series C Conversion Price, or the then applicable Series D Conversion Price as the case may be).

(b)	Capital

On a return of capital upon a Liquidation, Trade Sale or a Control Documents Termination in accordance with Article 8(b) below, following the payment of all amounts due on shares ranking in priority to the Ordinary Shares (including for the avoidance of doubt the Series A Preferred Shares, the Series B Preferred Shares, the Series C Preferred Shares and the Series D Preferred Shares), the Company’s remaining assets available for distribution among the Members shall be distributed amongst the holders of the Ordinary Shares on a pro rata basis.

(c)	Attendance at General Meetings and Voting

Holders of Ordinary Shares have the right to receive notice of, attend, speak and vote at general meetings of the Company. Each Ordinary Share shall be entitled to one vote.

8.	The rights and restrictions attaching to the Preferred Shares are as follows:

(a)	Dividends

(i)

Subject to the provisions of these Articles (including Article 8(d) and Schedule A) and the applicable Statute, the Board may from time to time declare dividends and other distributions on the outstanding shares of the Company and authorize payment of the same out of the funds of the Company legally available therefor. As to the dividend payment,

(A)

the Series D Preferred Shares shall rank pari passu among themselves and senior and prior to the Series C Preferred Shares, the Series B Preferred Shares, the Series A Preferred Shares and the Ordinary Shares (the “Series D Preferred Share Dividend Preference”)

(B)

the Series C Preferred Shares shall rank pari passu among themselves and senior and prior to the Series B Preferred Shares, the Series A Preferred Shares and the Ordinary Shares (the “Series C Preferred Share Dividend Preference”);

(C)

the Series B Preferred Shares shall rank pari passu among themselves and senior and prior to the Series A Preferred Shares and the Ordinary Shares (the “Series B Preferred Share Dividend Preference”); and

(D)

the Series A Preferred Shares shall rank pari passu among themselves and senior and prior to the Ordinary Shares (the “Series A Preferred Share Dividend Preference”, and together with the Series D Preferred Dividend Preference, Series C Preferred Share Dividend Preference and the Series B Preferred Share Dividend Preference, the “Preferred Share Dividend Preference”).

(ii)

If and only if the Directors resolve to declare a dividend payable to the Members out of funds legally available for distribution, each holder of Preferred Shares shall be entitled to receive, subject to the Preferred Share Dividend Preference, a non-cumulative preferential dividend no less than as calculated at the annual rate of 5% (inclusive) of the applicable Preferred Share Original Issue Price on each Preferred Share held by such holder, for each calendar year such Preferred Share is outstanding (or pro rata for a partial year) (the “Preferred Share Preferential Dividend”). If the Preferred Share Preferential Dividend has not been paid in full when due, the Company shall not pay any dividends or distributions on the Ordinary Shares or any other securities of the Company until such time as the Preferred Share Preferential Dividend has been paid in full with respect to all amounts then due.

(iii)

In addition to the Preferred Share Preferential Dividend, in case of payment of dividends on any Ordinary Shares, holders of the Preferred Shares shall also be entitled to receive dividends declared on Ordinary Shares, subject to the Preferred Share Dividend Preference, on an as-converted basis.

(b)	Liquidation Distribution: upon the Liquidation of the Company, the assets of the Company legally available for distribution among Members shall be applied in the following order and manner:

(i)

First, be applied in payment of the following amounts on each outstanding Series D Preferred Share held by the Members thereof, prior and in preference to any payment or distribution of any assets of the Company to the holders of Series C Preferred Shares, Series B Preferred Shares, Series A Preferred Shares, Ordinary Shares and any other class of shares of the Company:

(A)

an amount equal to the higher of (1) 100% of the Series D Original Issue Price of such Series D Preferred Share, and (2) the amount that would be payable on such Series D Preferred Share if such Series D Preferred Share is converted into Ordinary Share(s) immediately before such Liquidation; and

(B)	the amount of all declared but unpaid dividends on such Series D Preferred Share based on such holder’s pro rata portion of the total number of the Series D Preferred Shares.

(such amounts on Series D Preferred Shares referred to this Section 8(b)(i), the “Series D Liquidation Preference”).

If, upon any Liquidation, the assets of the Company legally available for distribution shall be insufficient to permit the payment of the Series D Liquidation Preference in full to all holders of all outstanding Series D Preferred Shares, then all of the assets legally available for distribution shall be distributed among and paid to the holders of the outstanding Series D Preferred Shares (on a pari passu basis) in accordance with this Article 8(b)(i), ratably among such holders in proportion to the amounts that would be payable to such holders if such assets were sufficient to permit such payment in full.

(ii)

Second, be applied in payment of the following amounts on each outstanding Series C Preferred Share held by the Members thereof, prior and in preference to any payment or distribution of any assets of the Company to the holders of Series B Preferred Shares, Series A Preferred Shares, Ordinary Shares and any other class of shares of the Company:

(A)

an amount equal to the higher of (1) 100% of the Series C Original Issue Price of such Series C Preferred Share, and (2) the amount that would be payable on such Series C Preferred Share if such Series C Preferred Share is converted into Ordinary Share(s) immediately before such Liquidation; and

(B)	the amount of all declared but unpaid dividends on such Series C Preferred Share based on such holder’s pro rata portion of the total number of the Series C Preferred Shares.

(such amounts on Series C Preferred Shares referred to this Section 8(b)(ii), the “Series C Liquidation Preference”).

If, upon any Liquidation, after payment of the Series D Liquidation Preference, the remaining assets of the Company legally available for distribution shall be insufficient to permit the payment of the Series C Liquidation Preference in full to all holders of all outstanding Series C Preferred Shares, then all of the assets legally available for distribution shall be distributed among and paid to the holders of the outstanding Series C Preferred Shares (on a pari passu basis) in accordance with this Article 8(b)(ii), ratably among such holders in proportion to the amounts that would be payable to such holders if such assets were sufficient to permit such payment in full.

(iii)

Third, be applied in payment of the following amounts on each outstanding Series B Preferred Share held by the Members thereof, prior and in preference to any payment or distribution of any assets of the Company to the holders of Series A Preferred Shares, Ordinary Shares and any other class of shares of the Company:

(A)

an amount equal to the higher of (1) 100% of the Series B Original Issue Price of such Series B Preferred Share, and (2) the amount that would be payable on such Series B Preferred Share if such Series B Preferred Share is converted into Ordinary Share(s) immediately before such Liquidation; and

(B)	the amount of all declared but unpaid dividends on such Series B Preferred Share based on such holder’s pro rata portion of the total number of the Series B Preferred Shares.

(such amounts on Series B Preferred Shares referred to this Section 8(b)(iii), the “Series B Liquidation Preference”).

If upon any Liquidation, after payment of the Series D Liquidation Preference and the Series C Liquidation Preference, the remaining assets of the Company legally available for distribution shall be insufficient to permit the payment of the Series B Liquidation Preference in full to all holders of all outstanding Series B Preferred Shares, then all of the remaining assets legally available for distribution shall be distributed among and paid to the holders of the outstanding Series B Preferred Shares (on a pari passu basis) in accordance with this Article 8(b)(iii), ratably among such holders in proportion to the amounts that would be payable to such holders if such remaining assets were sufficient to permit such payment in full.

(iv)

Fourth, be applied in payment of the following amounts on each outstanding Series A-3 Preferred Share held by the Members thereof, prior and in preference to any payment or distribution of any assets of the Company to the holders of Series A-2 Preferred Shares, Series A-1 Preferred Shares, Ordinary Shares and any other class of shares of the Company:

(A)

an amount equal to the higher of (1) 100% of the Series A Original Issue Price of such Series A-3 Preferred Share, and (2) the amount that would be payable on such Series A-3 Preferred Share if such Series A-3 Preferred Share is converted into Ordinary Share(s) immediately before such Liquidation; and

(B)	the amount of all declared but unpaid dividends on such Series A-3 Preferred Share based on such holder’s pro rata portion of the total number of the Series A-3 Preferred Shares.

(such amounts on Series A-3 Preferred Shares referred to this Section 8(b)(iv), the “Series A-3 Liquidation Preference”).

If upon any Liquidation, after payment of the Series D Liquidation Preference, the Series C Liquidation Preference and the Series B Liquidation Preference, the remaining assets of the Company legally available for distribution shall be insufficient to permit the payment of the Series A-3 Liquidation Preference in full to all holders of all outstanding Series A-3 Preferred Shares, then all of the remaining assets legally available for distribution shall be distributed among and paid to the holders of the outstanding Series A-3 Preferred Shares (on a pari passu basis) in accordance with this Article 8(b)(iv), ratably among such holders in proportion to the amounts that would be payable to such holders if such remaining assets were sufficient to permit such payment in full.

(v)

Fifth, be applied in payment of the following amount on each outstanding Series A-2 Preferred Share and each outstanding Series A-1 Preferred Share (on pari passu basis) held by the Members thereof, prior and in preference to any payment or distribution of any assets of the Company to any other class of shares of the Company ranking junior to the Series A-1 Preferred Shares and the Series A-2 Preferred Shares (including but not limited to the Ordinary Shares):

(A)

an amount equal to the higher of (1) 100% of the Series A Original Issue Price of such Series A-2 Preferred Share and such Series A-1 Preferred Share, and (2) the amount that would be payable on such Series A-2 Preferred Share or such Series A-1 Preferred Share if such Series A-2 Preferred Share or such Series A-1 Preferred Share is converted into Ordinary Share(s) immediately before such Liquidation (as the case may be); and

(B)

the amount of all declared but unpaid dividends on such Series A-2 Preferred Share and such Series A-1 Preferred Share based on such holder’s pro rata portion of the total number of the Series A-2 Preferred Shares and the Series A-1 Preferred Shares.

(such amounts on Series A-2 Preferred Shares and Series A-1 Preferred Shares referred to this Section 8(b)(v), the “Series A Liquidation Preference”).

If upon any Liquidation, after payment of the Series D Liquidation Preference, the Series C Liquidation Preference, the Series B Liquidation Preference and the Series A-3 Liquidation Preference, the remaining assets of the Company legally available for distribution shall be insufficient to permit the payment of the Series A Liquidation Preference in full to all holders of all outstanding Series A-1 Preferred Shares and Series A-2 Preferred Shares, then all of the remaining assets legally available for distribution shall be distributed among and paid to the holders of the outstanding Series A-1 Preferred Shares and Series A-2 Preferred Shares (on a pari passu basis) in accordance with this Article 8(b)(v), ratably among such holders in proportion to the amounts that would be payable to such holders if such remaining assets were sufficient to permit such payment in full.

(vi)

Finally, after full payment of the Series D Liquidation Preference, Series C Liquidation Preference, the Series B Liquidation Preference, the Series A-3 Liquidation Preference and the Series A Liquidation Preference to all holders of Preferred Shares, if there are still assets of the Company legally available for distribution, such remaining assets of the Company shall be distributed to the holders of issued and outstanding Ordinary Shares on pro rata basis among themselves.

(vii)

The following events shall be treated as a liquidation (“Liquidation”) unless waived by the Majority Series A Preferred Holders, the Majority Series B Preferred Holders, the Majority Series C Preferred Holders and the Majority Series D Preferred Holders: the voluntary or involuntary liquidation of the Major Group Companies under any applicable bankruptcy, insolvency or reorganization legislation or the dissolution or winding up of Major Group Companies, or any appointment of an administrator or a receiver over all or substantially all assets of Major Group Companies. A Trade Sale or a Control Documents Termination shall be deemed to be a Liquidation for purposes of these Articles unless the Majority Series A Preferred Holders, the Majority Series B Preferred Holders, the Majority Series C Preferred Holders and the Majority Series D Preferred Holders otherwise agree in writing and have notified the Company of such agreement in accordance with these Articles. Any cash payment or issuance or distribution of securities or other property to the Company’s Members in connection with a Trade Sale or a Control Documents Termination deemed to be a Liquidation (a “Deemed Liquidation”, together with Liquidation, the “Liquidation Events”) shall be distributed and allocated among the holders of Shares in the same order and manner as provided in Articles 8(b)(i)-(vi).

(viii)

Upon the occurrence of a Liquidation Event, the Company may distribute assets or securities other than cash to the Members, in which case, the holders of Preferred Shares shall be entitled (in the absence of alternative arrangements to give effect to Articles 8(b)(i)-(vi) that are agreed in writing by the Majority Series A Preferred Holders, the Majority Series B Preferred Holders, the Majority Series C Preferred Holders and the Majority Series D Preferred Holders) to receive such assets or securities, or to receive a cash payment from the Company in the amount that they would have received in connection with a Liquidation Event, based upon the Fair Market Value of such assets or securities as of the completion of such Liquidation Event, where, the “Fair Market Value” of any assets or securities (other than cash) shall be determined in good faith by the Board of Directors (including by at least one director appointed by the holder(s) of the Series A Preferred Shares, one director appointed by holder(s) the Series B Preferred Shares, one director appointed by holder(s) of the Series C Preferred Shares and one director appointed by holder(s) of the Series D Preferred Shares); provided that, if any holder of Preferred Shares objects in writing to any such determination within 30 days after receiving notice thereof from the Company, such Fair Market Value shall be determined at the Company’s expense by an internationally recognized appraiser chosen by the Board of Directors (including at least one director appointed by the holders of the Series A Preferred Shares, the director appointed by Temasek, the director appointed by Baidu Capital and the director appointed by Tencent, for so long as Temasek or Baidu Capital (as applicable) shall hold at least 50% of its Benchmark Shares, and Tencent holds no less than 46,000,000 Preferred Shares (as converted or reclassified from time to time), which number shall be adjusted for any stock split, stock dividend, combination or other recapitalization or reclassification effected after the Initial Closing Date (the “Tencent Shareholding Threshold”)); and provided further that the Fair Market Value of any securities listed on a securities exchange shall be the average closing price of such securities on such exchange for the five trading days ending on the third day prior to such distribution, with an appropriate discount (to be determined by an appraiser as provided above) in the event that such securities are subject to any lock-up or other restriction on resale under applicable securities laws, exchange rules or contractual arrangements.

(ix)

Any securities or other property issued or distributed to holders of the Company’s capital stock in connection with a Liquidation Event shall be valued for purposes of this Article 8(b) at Fair Market Value.

(c)	Conversion

(i)

Optional Conversion. Each fully paid Series D Preferred Share may be converted, at any time and from time to time after the applicable Series D Original Issue Date, at the option of the holder thereof, into the number of fully paid and non-assessable Ordinary Shares equal to (x) the Series D Original Issue Price divided by (y) the Series D Conversion Price then in effect.

Each fully paid Series C Preferred Share may be converted, at any time and from time to time after the applicable Series C Original Issue Date, at the option of the holder thereof, into the number of fully paid and non-assessable Ordinary Shares equal to (x) the Series C Original Issue Price divided by (y) the Series C Conversion Price then in effect.

Each fully paid Series B Preferred Share may be converted, at any time and from time to time after the applicable Series B Original Issue Date, at the option of the holder thereof, into the number of fully paid and non-assessable Ordinary Shares equal to (x) the Series B Original Issue Price divided by (y) the Series B Conversion Price then in effect.

Each fully paid Series A Preferred Share may be converted, at any time and from time to time after the applicable Series A Original Issue Date, at the option of the holder thereof, into the number of fully paid and non-assessable Ordinary Shares equal to (x) the applicable Series A Original Issue Price divided by (y) the applicable Series A Conversion Price then in effect.

(ii)

Mandatory Conversion. (A) Immediately prior to the completion of a Qualified IPO, each fully paid Preferred Share shall be converted into the number of fully paid and non-assessable Ordinary Share(s) to be designated as class A Ordinary Shares based on the applicable Preferred Share Conversion Price then in effect, as the case may be, except that the Preferred Shares and Ordinary Shares beneficially owned by Tencent and the Founder Vehicles shall be converted into such Ordinary Shares in accordance with Article 67.

(B) At any time, upon written consent of the holder(s) of a majority of the outstanding Series D Preferred Shares, each Series D Preferred Share shall be converted into the number of fully paid and non-assessable Ordinary Share(s) based on the Series D Conversion Price then in effect; upon written consent of the holder(s) of a majority of the outstanding Series C Preferred Shares, each Series C Preferred Share shall be converted into the number of fully paid and non-assessable Ordinary Share(s) based on the Series C Conversion Price then in effect; upon written consent of the holder(s) of a majority of the outstanding Series B Preferred Shares, each Series B Preferred Share shall be converted into the number of fully paid and non-assessable Ordinary Share(s) based on the Series B Conversion Price then in effect; upon written consent of the holder(s) of a majority of the outstanding Series A-3 Preferred Shares, each Series A-3 Preferred Share shall be converted into the number of fully paid and non-assessable Ordinary Share(s) based on the applicable Series A Conversion Price then in effect; upon written consent of the holder(s) of a majority of the outstanding Series A-2 Preferred Shares and Series A-1 Preferred Shares (voting together as one class on an as-converted basis), each fully paid Series A-2 Preferred Share and Series A-1 Preferred Shares shall be converted into the number of fully paid and non-assessable Ordinary Share(s) based on the applicable Series A Conversion Price then in effect.

(iii)	Anti-Dilution.

(A)

If the Company shall at any time or from time to time, prior to the conversion of any Preferred Shares: (1) subdivide or split up the issued Ordinary Shares into a larger number of shares; (2) combine, consolidate or redeem the issued Ordinary Shares into a smaller number of shares; (3) conduct any capital reorganization; or any reclassification of the Ordinary Shares; or (4) issue and allot fully paid Ordinary Shares or securities of the Company pursuant to a capitalization of profits or reserves, or distribution of profits; then the applicable Preferred Share Conversion Price as in effect immediately prior thereto shall be adjusted (and any other appropriate actions shall be taken by the Company) so that the holders of any outstanding Preferred Shares thereafter converted shall be entitled to receive the number of Ordinary Shares or securities of the Company and other consideration that such holders would have owned or been entitled to receive upon the effectiveness of such sub-division, share split, combination, consolidation, reorganization, reclassification, capitalization or contribution, had such Preferred Shares been converted immediately prior to the effectiveness of such sub-division, share split, combination, consolidation, reorganization, reclassification, capitalization or contribution. All such adjustments shall be made whenever any of the events described above occurs and shall become effective at the close of business on the day upon which such corporate action becomes effective.

(B)

Subject to Article 8(c)(iii)(D) and (E), if the Company shall at any time or from time to time prior to the conversion of a series of Preferred Shares, issue or sell any Equity Securities (“Additional Shares”) for a consideration per Ordinary Share (on an as-converted basis) (the “New Issue Price”) that is less than the Preferred Share Conversion Price with respect to such series of Preferred Shares in effect on the date on which the Company fixes the offering price for the Additional Shares, then, and in such case, the Preferred Share Conversion Price with respect to such series of Preferred Shares in effect immediately prior to such issuance shall be reduced, concurrently with such issuance, to the New Issue Price. In case of issuance of Ordinary Share Equivalent, the New Issue Price shall be equal to (x) the sum of the price for such Ordinary Share Equivalent plus any additional consideration payable (without regard to any anti-dilution adjustment) upon the conversion, exchange or exercise of such Ordinary Share Equivalent divided by (y) the number of Ordinary Share or Preferred Share, as applicable, into which such Ordinary Share Equivalent is initially convertible or exercisable.

The adjustment to a Preferred Share Conversion Price shall be made whenever such Additional Shares are issued (PROVIDED HOWEVER, that no further adjustment in the Preferred Share Conversion Price shall be made upon the subsequent exercise, conversion or exchange, as applicable, of the Ordinary Share Equivalents pursuant to the terms of such Ordinary Share Equivalents, in case the Additional Shares are Ordinary Share Equivalents), and shall become effective immediately following such issuance. In determining the price per Ordinary Share in the case of the issuance of any Ordinary Share Equivalent, the value of all non-cash consideration shall be determined based on the Fair Market Value of such consideration.

(C)

For the purpose of making any adjustment to the Preferred Share Conversion Price or number of Ordinary Shares issuable upon conversion of any Preferred Shares, as provided in Article 8(c)(iii)(B) above:

(1)

to the extent it consists of cash, the consideration received by the Company for any issue or sale of securities shall be computed at the net amount of cash received by the Company after deduction of any expenses payable directly or indirectly by the Company and any underwriting or similar commissions, compensations, discounts or concessions paid or allowed by the Company in connection with such issue or sale;

(2)

to the extent it consists of property other than cash, consideration other than cash received by the Company for any issue or sale of securities shall be computed at the Fair Market Value thereof, as determined in good faith by the Directors as of the date of the adoption of the resolution specifically authorizing such issue or sale, irrespective of any accounting treatment of such property; and

(3)

if the Equity Securities exercisable, convertible or exchangeable for the Additional Shares are issued or sold together with other stock or securities or other assets of the Company for consideration which covers both, the consideration received for such issue or sale shall be computed as that portion of the consideration received which is reasonably determined in good faith by the Directors to be allocable to such Additional Shares.

(D)

Subject to Article 8(c)(iii)(E), if the Company distributes to all holders of Ordinary Shares (1) any shares of the Company (other than Ordinary Shares) or evidences of indebtedness or cash or other assets (excluding regular cash dividends or distributions paid from retained earnings of the Company and dividends or distributions referred to in Article 8(c)(iii)(A) but including any crediting of shares as fully paid), or (2) rights, options or warrants to subscribe for or purchase any of its securities (excluding those referred to in Article 8(c)(iii)(B)), then in each such case, the holders of the Preferred Shares shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of Ordinary Shares into which such Preferred Shares are convertible as of the record date fixed for the determination of the holders of Ordinary Shares entitled to receive such distribution or the effective date of such distribution. Payment of such proportionate share to the holders of the Preferred Shares shall be made whenever any such distribution is made to the holders of Ordinary Shares. If any such distribution is not made or if any or all of such rights, options or warrants expire or terminate without having been exercised, the Preferred Share Conversion Price then in effect shall be appropriately adjusted, where applicable.

(E)	The provisions of Article 8(c)(iii)(B) and (D) shall not apply to the following Equity Securities (the “Exempted Securities”):

(1)

Ordinary Shares (and/or options or warrants therefore) (including any of such Shares which are repurchased) issued to officers, directors, employees and consultants of the Group Companies pursuant to the Stock Incentive Plans approved in accordance with these Articles and the Shareholders Agreement;

(2)	any Equity Securities issued pursuant to the Purchase Agreement and any Ordinary Shares issued upon the conversion of the Preferred Shares authorized under these Articles;

(3)	any Equity Securities issued upon the exercise of any option of the Company issued prior to the Initial Closing;

(4)

any Equity Securities issued pursuant to any transaction with any strategic partners as approved by the Majority Preferred Holders and/or the Board in accordance with these Articles and the Shareholders Agreement, provided that if such strategic partner is any of the holders of Preferred Shares or any of their respective Affiliates, such holder of Preferred Shares and the director appointed by such holder of Preferred Shares, as applicable, shall abstain from all voting in the general meetings, Board meetings or resolutions in relation to the transactions described under this Article 8(e)(iii)(E)(4), as applicable, and provided further that in case the Equity Securities are issued in such transaction at a price per share less than the then applicable Conversion Price of any series of Preferred Shares (except Series A-1 Preferred Shares and Series A-2 Preferred Shares), such transaction shall also be approved by the holders of a majority of the outstanding Preferred Shares in such series;

(5)

any Equity Securities issued pursuant to any transaction with any financial institutions or lessors in connection with loans, credit arrangements, equipment financings or similar transactions, provided that such transaction has been approved by the Majority Preferred Holders and/or the Board in accordance with these Articles and the Shareholders Agreement, provided that if such financial institution or lessor is any of the holders of Preferred Shares or any of their respective Affiliates, such holder of Preferred Shares and the director appointed by such holder of Preferred Shares, as applicable, shall abstain from all voting in the general meetings, Board meetings or resolutions in relation to the transactions described under this Article 8(e)(iii)(E)(5), as applicable, and provided further that in case the Equity Securities are issued in such transaction at a price per share less than the then applicable Conversion Price of any series of Preferred Shares (except Series A-1 Preferred Shares and Series A-2 Preferred Shares), such transaction shall also be approved by the holders of a majority of the outstanding Preferred Shares in such series;

(6)

any Equity Securities issued in connection with any share split, share dividend, reclassification or other similar event in which all holders of Preferred Shares are entitled to participate on a pro rata basis;

(7)

any Equity Securities issued pursuant to the acquisition of another corporation or entity by the Company by consolidation, merger, purchase of assets, or other reorganization in which the Company acquires, in a single transaction or a series of related transactions, all or substantially all assets of such other corporation or entity, or fifty percent (50%) or more of the equity ownership or voting power of such other corporation or entity, provided that such acquisition or reorganization has been approved by the Majority Preferred Holders and/or the Board in accordance with these Articles and the Shareholders Agreement, and provided further that in case the Equity Securities are issued in such acquisition or reorganization at a price per share less than the then applicable Conversion Price of any series of Preferred Shares (except Series A-1 Preferred Shares and Series A-2 Preferred Shares), such acquisition or reorganization shall also be approved by the holders of a majority of the outstanding Preferred Shares in such series; or

(8)	any Equity Securities issued pursuant to a Qualified IPO.

(F)

Notwithstanding any other provision of this Article 8(c)(iii), no adjustment in the Preferred Share Conversion Price shall actually be made until the cumulative effect of the adjustments called for by this Article 8(c)(iii) since the date of the last change in the Preferred Share Conversion Price would change the Preferred Share Conversion Price by more than one percent. However, once the cumulative effect would result in a change of more than one percent, then the Preferred Share Conversion Price shall be adjusted to reflect all adjustments called for by this Article 8(c) and not previously made. Notwithstanding the first sentence of this Article 8(c)(iii)(F), any adjustment postponed pursuant to such sentence shall be made no later than immediately prior to the date of any conversion of the Preferred Share.

(G)	The new Preferred Share Conversion Price shall be adjusted to the nearest cent.

(H)	The new Preferred Share Conversion Price adjusted pursuant to this Article 8(c)(iii) shall become effective from the date of the issue of Additional Shares.

(I)

Whenever the Preferred Share Conversion Price is adjusted as herein provided, the Company shall forthwith prepare and keep at its registered office a certificate signed by any Director stating the adjusted Preferred Share Conversion Price and showing in detail the facts requiring such adjustment, and notice thereof shall be mailed to the respective holders of Preferred Shares as set out in the register of Members of the Company no later than ten (10) days after such adjustment is made.

(J)

In case any event shall occur as to which the other provisions of this Article 8(c)(iii) are not strictly applicable, but the failure to make any adjustment to the Preferred Share Conversion Price would not fairly protect the conversion rights of the Preferred Shares in accordance with the essential intent and principles hereof, then, in each such case, the Board, in good faith, shall determine the appropriate adjustment to be made, on a basis consistent with the essential intent and principles established in this Article 8(c)(iii), necessary to preserve, without dilution, the conversion rights of the Preferred Shares. If the Majority Series D Preferred Holders with respect to the Series D Preferred Shares, the Majority Series C Preferred Holders with respect to the Series C Preferred Shares, the Majority Series B Preferred Holders with respect to the Series B Preferred Shares or the Majority Series A Preferred Holders with respect to the Series A Preferred Shares shall reasonably and in good faith disagree with such determination by the Board, then the Board shall appoint an internationally recognized investment banking firm, which shall give their opinion as to the appropriate adjustment, if any, on the basis described above. Upon receipt of such opinion, the Board will promptly mail a copy thereof to each holder of such series of Preferred Shares and shall make the adjustments described therein.

(iv)

Conversion Notice. In the case of an optional conversion as described in Article 8(c)(i), the conversion right shall be exercisable by a holder of Preferred Shares by delivery to the Company or its authorized agent of a conversion notice in such form as the Directors may from time to time determine (together with any original share certificate(s) relating to such Preferred Shares and any evidence the Directors may require to prove the title of the Person exercising the right to convert), requiring the Company to convert some or all of his Preferred Shares in accordance with these Articles. A conversion notice once given may not be withdrawn without the Company’s written consent.

(v)

Effectiveness. Conversion shall take place: (A) in the case of an optional conversion as described in Article 8(c)(i), at the close of business on the date of delivery of the conversion notice together with the evidence described in Article 8(c)(iv) to the Company (or if such date is not a Business Day, then on the next succeeding Business Day), and (B) in the case of an automatic conversion as described in Article 8(c)(ii), at the close of business on the Business Day immediately preceding the date of completion of the Qualified IPO (in the case of Article 8(c)(ii)(A) or at the close of business on the date of delivery of written consent (in the case of Article 8(c)(ii)(B).

Conversions made pursuant to Article 8(c) may be made by way of (at the option of the holder of the Preferred Shares but to the extent permitted by the applicable law): (1) redemption of the Preferred Shares to be converted and the issue of the corresponding number of Ordinary Shares as calculated in accordance with the provisions of Article 8(c), in which case, all Preferred Shares to be converted by way of redemption shall be cancelled on the date that appropriate entry or entries are made on the Company’s register of Members both in respect of any redeemed and cancelled Preferred Shares and the issue of the Ordinary Shares, or (ii) re-designation of such Preferred Shares, or in such other manner and on such terms as the Board may determine to offer to the holders of the Preferred Shares.

(vi)

Cancellation of Shares. On the date of conversion of any Preferred Share the holder of such shares to be converted shall cease to be entitled to any rights in respect of that share (except for the right of such holder to receive Ordinary Shares and (if applicable), together with any accrued or declared but unpaid dividends on the Preferred Shares that have been converted) and accordingly his name shall be removed from the register of Members as the holder of such Preferred Share, and the Preferred Shares which are converted shall not be reissued as part of such series and will be canceled promptly upon the conversion thereof.

(vii)	Rights Attaching to New Shares. The Ordinary Shares to which the holder of Preferred Shares is entitled in exercising his right to convert:

(A)	shall be credited as fully paid;

(B)	shall rank pari passu in all respects and form one class with the Ordinary Shares then in issue; and

(C)

entitle the holder to be paid an appropriate proportion of all dividends and other distributions declared, made or paid on Ordinary Shares in respect of the calendar year in which the relevant conversion date falls, but not in respect of an earlier financial year.

(viii)

Certificates. A certificate for new Ordinary Shares shall be sent within four weeks of the relevant conversion date to each holder without charge, with a new certificate for any balance of unconverted Preferred Shares, comprised in the surrendered certificate and, if appropriate, a check in respect of a fractional entitlement.

(ix)

Fractional Shares. If more than one Preferred Share is to be converted at any one time by the same holder, the aggregate number of Ordinary Shares to be issued to the same person will be calculated on the basis of the aggregate number of Preferred Shares to be converted. Fractions of Ordinary Shares will not be issued on conversion from Preferred Shares. Fractions of Ordinary Shares will be rounded up to the nearest whole number of Ordinary Shares.

(x)

Stamp Duties. The Company shall pay all documentary, stamp or other similar taxes and any incidental expenses attributable to the issuance or delivery of the Ordinary Shares or other shares or securities or consideration upon conversion of any of the Preferred Shares, including, without limitation, any expenses of computing the adjustments provided for herein. However, the Company shall not be required to pay any documentary, stamp or other taxes which may be payable in respect of any transfer involved in the issuance or delivery of any certificate for such shares in a name other than that of the holder of the Preferred Shares in respect of which such shares are being issued.

(d)	Attendance at General Meetings and Voting

(i)

Holders of Preferred Shares have the right, in the same manner as the holders of Ordinary Shares, to receive notice of, attend, speak and vote as a single class with the Ordinary Shares at a general meeting. Each holder present in person or by proxy or (being a corporation) by a representative, is entitled to exercise the number of votes which he would have been entitled to exercise if all the Preferred Shares held by him had been converted into Ordinary Shares immediately before the holding of the general meeting at the conversion rate then applicable.

(ii)

Notwithstanding anything else contained in these Articles, the Company shall not take, permit to occur, approve, authorize, or agree or commit to do any of the acts described in Schedule A Part (I), whether in a single transaction or a series of related transactions, whether directly or indirectly, and whether or not by amendment, merger, consolidation, scheme of arrangement, amalgamation, or otherwise, unless approved in advance in writing by the Majority Preferred Holders, which shall include the approvals by Tencent for so long as the number of the Preferred Shares (as converted or reclassified from time to time) held by Tencent does not fall below the Tencent Shareholding Threshold and by the Founder Vehicles; provided however that, where the Statute requires a Special Resolution to approve any of the acts specified in Schedule A Part (I), in computing the majority on a poll for the purposes of passing such a Special Resolution at a meeting of Members, the Majority Preferred Holders, which shall include the approvals by Tencent for so long as the number of the Preferred Shares (as converted or reclassified from time to time) held by Tencent does not fall below the Tencent Shareholding Threshold and by the Founder Vehicles, shall have the voting rights equal to all Members who voted in favor of the Special Resolution plus one.

(iii)

Notwithstanding anything else contained in these Articles and without prejudicing the generality of the Article 8(d)(ii) above, the Company shall not take, permit to occur, approve, authorize, or agree or commit to do any of the acts described in Schedule A Part (II), whether in a single transaction or a series of related transactions, whether directly or indirectly, and whether or not by amendment, merger, consolidation, scheme of arrangement, amalgamation, or otherwise, unless approved in advance in writing by the Majority Preferred Holders, provided however that, where the Statute requires a Special Resolution to approve any of the acts specified in Schedule A Part (II), in computing the majority on a poll for the purposes of passing such a Special Resolution at a meeting of Members, the Majority Preferred Holders, shall have the voting rights equal to all Members who voted in favor of the Special Resolution plus one.

9.

The Preferred Shares shall rank pari passu with each other, except for where these Articles (including without limitation Article 8, Article 18 and Article 19) and the Series D Transaction Documents expressly provide otherwise. The Preferred Shares rank senior to and in preference of the Ordinary Shares and all other share classes of the Company in all respects.

10.

The Directors shall at all times reserve and keep available and free of preemptive rights out of its authorized share capital a sufficient number of unissued Ordinary Shares solely for the purpose of issuing Ordinary Shares upon conversion of any Preferred Shares. If at any time the number of authorized but unissued shares is not sufficient to issue such shares, then the Directors and the Members shall as soon as practicable take all such action as may be necessary to increase the authorized share capital of the Company so such number and amount shall be sufficient for such purpose.

11.	No fractional shares will be issued and the number of shares to be issued shall be rounded up to the nearest whole share from any fraction resulting from any calculation under Article 8.

12.	The Company shall maintain a register of its Members.

TRANSFER OF SHARES

13.

The instrument of transfer of any share shall be in writing and shall be executed by or on behalf of the transferor and the transferor shall be deemed to remain the holder of a share until the name of the transferee is entered in the register in respect thereof.

14.

The Directors may not decline to register any transfer of shares unless such registration of transfer would be contrary to any provisions in the Memorandum of Association, these Articles, the Statute, the Shareholders Agreement or the Right of First Refusal & Co-Sale Agreement or any other agreement binding on the Company. If the Directors refuse to register a transfer they shall notify the transferee within five (5) Business Days of such refusal, providing a detailed explanation of the reason therefore. The Directors shall register any transfer of shares that complies with these Articles, the Shareholders Agreement and the Right of First Refusal & Co-Sale Agreement.

15.	RESERVED.

REDEEMABLE SHARES

16.

Subject to the provisions of the Statute, the Memorandum of Association and these Articles (including Schedule A), all shares are issued on the basis that they are redeemable on the terms and in the manner set forth in these Articles.

17.

Subject to the provisions of the Statute, the Memorandum of Association and these Articles, the Company may purchase its own shares (including fractions of a share), including any redeemable share, PROVIDED THAT the manner of such purchase has first been authorised by the Company in general meeting and may make payment therefor in any manner authorised by the Statute, including out of capital.

REDEMPTION

18.	Subject to the Statute and notwithstanding Article 17:

(I)

upon the request by any holder of outstanding Series D Preferred Shares (the “Series D Redemption Requestor”), the Company shall redeem all of the outstanding Series D Preferred Shares held by such Series D Redemption Requestor out of funds legally available therefor including capital, at any time after the earliest to occur of (a) December 31, 2021, if no Qualified IPO or Approved Sale has been consummated prior to such date, (b) any material change in applicable law that would prohibit or otherwise make it illegal to continue to operate the Business under the then-existing equity structure of the Group, which could not be solved by alteration or adjustment of the equity structure of the Group after good faith consultation among the Company and the Members, (c) the early termination of employment or service contracts of no less than 30% of the Key Employees (or subsequent persons holding their respective positions) with the Group Companies during any six-month period (excluding any early termination with Cause (as defined under the Shareholders Agreement)) which has resulted in Material Adverse Effect (as defined in the Purchase Agreement) with respect to the Business of the Group Companies as a whole, (d) termination or disruption (which has not been resumed within 90 days) of the Business of the Group Companies as a whole, which is attributable to any Group Company’s non-compliance with applicable laws or breach or early termination of material business contracts or business arrangements with any supplier, clients or otherwise (any matter or event as described in items (a) to (d), hereinafter a “Redemption Event”), or (e) any Series A Redemption Requestor, Series B Redemption Requestor, Series C Redemption Requestor, or any other Series D Redemption Requestor has requested the Company to redeem its shares in any Redemption Event by delivery of a notice in accordance with Article 19. Subject to the Statute, the redemption amount payable for each Series D Preferred Share (the “Series D Redemption Price”) will be an amount equal to the greater of (x) 100% of the Series D Original Issue Price, plus all accrued but unpaid dividends thereon up to the date of redemption and interest on the Series D Original Issue Price compounded at the rate of 8% per annum, proportionally adjusted for share subdivisions, share dividends, reorganizations, reclassifications, consolidations, mergers or similar transactions, and (y) the Fair Market Value of such Series D Preferred Shares at the date of redemption. The redemption right of the Series D Preferred Shares shall be senior and in preference to, and shall be satisfied before, the redemption right of the Series A Preferred Shares, the Series B Preferred Shares, the Series C Preferred Shares and any other securities of the Company.

(II)

upon the request by any holder of outstanding Series C Preferred Shares (the “Series C Redemption Requestor”), the Company shall redeem all of the outstanding Series C Preferred Shares held by such Series C Redemption Requestor out of funds legally available therefor including capital, at any time after the earliest to occur of (a) any Redemption Event, and (b) any Series A Redemption Requestor, Series B Redemption Requestor, any Series D Redemption Requestor or any other Series C Redemption Requestor has requested the Company to redeem its shares in any Redemption Event by delivery of a notice in accordance with Article 19. Subject to the Statute, the redemption amount payable for each Series C Preferred Share (the “Series C Redemption Price”) will be an amount equal to the greater of (x) 100% of the Series C Original Issue Price, plus all accrued but unpaid dividends thereon up to the date of redemption and interest on the Series C Original Issue Price compounded at the rate of 8% per annum, proportionally adjusted for share subdivisions, share dividends, reorganizations, reclassifications, consolidations, mergers or similar transactions, and (y) the Fair Market Value of such Series C Preferred Shares at the date of redemption. The redemption right of the Series C Preferred Shares shall be senior and in preference to, and shall be satisfied before, the redemption right of the Series A Preferred Shares, Series B Preferred Shares and any other securities of the Company (other than the Series D Preferred Shares).

(III)

upon the request by any holder of outstanding Series B Preferred Shares (the “Series B Redemption Requestor”), the Company shall redeem all of the outstanding Series B Preferred Shares held by such Series B Redemption Requestor out of funds legally available therefor including capital, at any time after the earliest to occur of (a) any Redemption Event, and (b) if any Series A Redemption Requestor, Series C Redemption Requestor, Series D Redemption Requestor or any other Series B Redemption Requestor has requested the Company to redeem its shares in any Redemption Event by delivery of a notice in accordance with Article 19. Subject to the Statute, the redemption amount payable for each Series B Preferred Share (the “Series B Redemption Price”) will be an amount equal to the greater of (x) 100% of the applicable Series B Original Issue Price, plus all accrued but unpaid dividends thereon up to the date of redemption and interest on the applicable Series B Original Issue Price compounded at the rate of 8% per annum, proportionally adjusted for share subdivisions, share dividends, reorganizations, reclassifications, consolidations, mergers or similar transactions, and (y) the Fair Market Value of such Series B Preferred Shares at the date of redemption. The redemption right of the Series B Preferred Shares shall be senior and in preference to, and shall be satisfied before, the redemption right of the Series A Preferred Shares and any other securities of the Company (other than the Series C Preferred Shares and Series D Preferred Shares).

(IV)

upon the request by any holder of outstanding Series A Preferred Shares (the “Series A Redemption Requestor”), the Company shall redeem all of the outstanding Series A Preferred Shares held by such Series A Redemption Requestor out of funds legally available therefor including capital, at any time after the earliest to occur of (a) any Redemption Event, and (b) if any Series B Redemption Requestor, Series C Redemption Requestor, Series D Redemption Requestor or any other Series A Redemption Requestor has requested the Company to redeem its shares in any Redemption Event by delivery of a notice in accordance with Article 19. Subject to the Statute, the redemption amount payable for each Series A Preferred Share (the “Series A Redemption Price”) will be an amount equal to the greater of (x) 100% of the applicable Series A Original Issue Price, plus all accrued but unpaid dividends thereon up to the date of redemption and interest on the applicable Series A Original Issue Price compounded at the rate of 8% per annum, proportionally adjusted for share subdivisions, share dividends, reorganizations, reclassifications, consolidations, mergers or similar transactions, and (y) the Fair Market Value of such Series A Preferred Shares at the date of redemption. The redemption right of Series A-3 Preferred Shares shall be senior and in preference to, and shall be satisfied before, the redemption right of the Series A-2 Preferred Shares, the Series A-1 Preferred Shares and any other securities of the Company (other than the Series B Preferred Shares, the Series C Preferred Shares and the Series D Preferred Shares). The redemption right of the Series A-2 Preferred Shares and redemption right of the Series A-1 Preferred Shares shall be pari passu with each other.

19. (a)

If requested for redemption in accordance with Article 18, a Series A Redemption Requestor, a Series B Redemption Requestor, a Series C Redemption Requestor or a Series D Redemption Requestor (as the case may be) shall give a written notice of redemption with respect to the Preferred Shares requested to be redeemed (the “Redemption Shares”, and each a “Redemption Share”) to the Company, by hand or by mail to the business address of the Company (the date of receipt of such notice by the Company, the “Redemption Start Date”), which notice shall state the date after the Redemption Start Date on which the Redemption Shares are required to be redeemed (the “Redemption Date”), provided, however, that the Redemption Date shall be no earlier than fifteen (15) days after the Redemption Start Date and no later than ninety (90) days after Redemption Start Date. Upon receipt of any redemption request from a Series A Redemption Requestor, a Series B Redemption Requestor, a Series C Redemption Requestor or a Series D Redemption Requestor, the Company shall promptly give written notice of the redemption request to each non-requesting holder of the Preferred Shares, stating the existence of such request, the number of Redemption Shares, the applicable Preferred Share Redemption Price, the Redemption Date and the mechanics of redemption, and then, subject to Article 18 above, each such non-requesting holder of the Preferred Shares shall (subject to the provisions of these Articles) be entitled to request to have up to all of its own Preferred Shares included as the Redemption Shares and redeemed simultaneously with those of the Series A Redemption Requestors, and/or the Series B Redemption Requestors, and/or the Series C Redemption Requestors, and/or the Series D Redemption Requestors, as the case maybe, and if so requested, such non-requesting holder of the Preferred Shares shall become a Series A Redemption Requestor, or a Series B Redemption Requestor, or a Series C Redemption Requestor, or a Series D Redemption Requestor as the case may be.

(b)

The Company shall redeem all of the Redemption Shares, and pay the Series D Redemption Price in full to each Series D Redemption Requestor, the Series C Redemption Price in full to each Series C Redemption Requestor, the Series B Redemption Price in full to each Series B Redemption Requestor and the Series A Redemption Price in full to each Series A Redemption Requestor on or before the relevant Redemption Date, provided, however, that in any event, the Company shall (1) first redeem the Series D Preferred Shares requested to be redeemed and pay to the Series D Redemption Requestor(s) the full amount of the Series D Redemption Price on such Series D Preferred Share subject to redemption, (2) after full payment of the Series D Redemption Price, redeem the Series C Preferred Shares requested to be redeemed and pay to the Series C Redemption Requestor(s) the full amount of the Series C Redemption Price on such Series C Preferred Share subject to redemption, (3) after full payment of the Series D Redemption Price and the Series C Redemption Price, redeem the Series B Preferred Shares requested to be redeemed and pay to the Series B Redemption Requestor(s) the full amount of the Series B Redemption Price on such Series B Preferred Share subject to redemption, (4) after full payment of the Series D Redemption Price, the Series C Redemption Price and the Series B Redemption Price, redeem the Series A-3 Preferred Shares requested to be redeemed and pay to the Series A Redemption Requestor(s) who are Series A-3 Investors the full amount of the Series A Redemption Price for such Series A-3 Preferred Share subject to redemption, and (5) after full payment of the Series D Preferred Shares, the Series C Redemption Price, the Series B Redemption Price and the Series A Redemption Price (with respect to the Series A Redemption Requestor(s) who are Series A-3 Investors), redeem the Series A-2 Preferred Shares and the Series A-1 Preferred Shares requested to be redeemed and pay to the Series A Redemption Requestor(s) who are Series A-2 Investors or Series A-1 Investors the full amount of the Series A Redemption Price for such Series A-2 Preferred Share and Series A-1 Preferred Shares subject to redemption.

(c)

If on the Redemption Date, the Company fails or is unable due to a rule of law or lack of sufficient fund to pay in full the Series A Redemption Price, Series B Redemption Price, Series C Redemption Price and Series D Redemption Price for all the Redemption Shares, then the funds that are legally available shall nonetheless: (1) first, be used to redeem each of the Series D Preferred Shares requested to be redeemed, and pay the Series D Redemption Price thereon in full (provided that if the Company’s funds are insufficient to allow full payment of the Series D Redemption Price with respect to all of the Series D Preferred Shares required to be redeemed, such funds shall apply on a pro rata basis with respect to the Series D Preferred Shares requested to be redeemed); (2) second, after the payment in full of the Series D Redemption Price for each Series D Preferred Share requested to be redeemed, be used to redeem each of the Series C Preferred Shares requested to be redeemed, and pay the Series C Redemption Price thereon in full (provided that if the Company’s funds are insufficient to allow full payment of the Series C Redemption Price with respect to all of the Series C Preferred Shares required to be redeemed, such funds shall apply on a pro rata basis with respect to the Series C Preferred Shares requested to be redeemed); (3) third, after the payment in full of the Series D Redemption Price for each Series D Preferred Share requested to be redeemed and the payment in full of the Series C Redemption Price for each Series C Preferred Share requested to be redeemed, be used to redeem each of the Series B Preferred Shares requested to be redeemed, and pay the Series B Redemption Price thereon in full (provided that if the Company’s funds are insufficient to allow full payment of the Series B Redemption Price with respect to all of the Series B Preferred Shares required to be redeemed, such funds shall apply on a pro rata basis with respect to the Series B Preferred Shares requested to be redeemed), (4) fourth, after the payment in full of the Series D Redemption Price for each Series D Preferred Share requested to be redeemed, the payment in full of the Series C Redemption Price for each Series C Preferred Share requested to be redeemed and the payment in full of the Series B Redemption Price for each Series B Preferred Share requested to be redeemed, be used to redeem each of the Series A-3 Preferred Shares requested to be redeemed, and pay the Series A Redemption Price thereon in full (provided that if the Company’s remaining funds are insufficient to allow full payment of the Series A Redemption Price with respect to all of the Series A-3 Preferred Shares required to be redeemed, such funds shall apply on a pro rata basis with respect to the Series A-3 Preferred Shares requested to be redeemed); (5) fifth, after the payment in full of the Series D Redemption Price for each Series D Preferred Share requested to be redeemed, the payment in full of the Series C Redemption Price for each Series C Preferred Share requested to be redeemed, the payment in full of the Series B Redemption Price for each Series B Preferred Share requested to be redeemed and the payment in full of the Series A Redemption Price for each Series A-3 Preferred Share requested to be redeemed, be used to redeem each of the Series A-2 Preferred Shares and Series A-1 Preferred Shares requested to be redeemed in a pro-rata manner in accordance with the relative full amounts owed thereon, and pay the Series A Redemption Price thereon in full (provided that if the Company’s remaining funds are insufficient to allow full payment of the Series A Redemption Price with respect to all of the Series A-2 Preferred Shares and Series A-1 Preferred Shares required to be redeemed, such funds shall apply in a pro-rata manner in accordance with the relative full amounts owed with respect to the Series A-2 Preferred Shares and Series A-1 Preferred Shares requested to be redeemed); and (6) any shortfall shall be paid and applied from time to time out of legally available funds immediately as and when such funds become legally available against each outstanding Redemption Share in accordance with the relative remaining amounts owed thereon pursuant to this Article 19. Without limiting any rights of the holders of any Preferred Shares herein, or are otherwise available under applicable law, the balance of any Redemption Shares with respect to which the Company has become obligated to pay the applicable amount of Preferred Share Redemption Price but which it has not paid in full shall continue to have all the powers, designations, preferences and participating, optional, and other special rights (including, without limitation, rights to dividends) which such shares had prior to such date, until the redemption payment has been paid in full with respect to such shares.

20.

Before any holder of Redemption Shares shall be entitled to redeem its shares under the provisions of Article 18, such holder shall surrender his or her original certificate or certificates representing such Redemption Shares to be redeemed to the Company in the manner and at the place designated by the Directors for that purpose, and thereupon the applicable Preferred Share Redemption Price shall be immediately payable to such holder in accordance with these Articles and each such certificate shall be cancelled. In the event that less than all the shares represented by any such certificate are redeemed, a new certificate shall be promptly issued representing the unredeemed shares. Upon cancellation of the certificate representing such Redemption Shares to be redeemed and full payment of the applicable Preferred Share Redemption Price for such Redemption Shares, all dividends on such Redemption Shares shall cease to accrue and all rights of the holders thereof, without interest, shall cease and terminate and such Redemption Shares shall cease to be issued shares of the Company.

21.

If the Company fails (for whatever reason) to redeem any Redemption Shares on its due date for redemption then, as from such date until the date on which the same are redeemed, the Company shall neither declare or pay any dividend nor otherwise make any distribution of or otherwise decrease its profits available for distribution. If the Preferred Share Redemption Price for all of the Preferred Shares to be redeemed is not paid in full within three (3) months after the Redemption Date (or the last Redemption Date if there are more than one) and the related Preferred Share Redemption Price is due and payable pursuant to these Articles, the Series A Redemption Requestors, the Series B Redemption Requestors, the Series C Redemption Requestors and the Series D Redemption Requestors (whose Redemption Shares have not been fully redeemed) shall have the right (subject to applicable law), during the period from the expiration of such three-month period to the date on which the applicable Preferred Share Redemption Price for all of the Redemption Shares to be redeemed is paid in full, to require the Company to, and the Company shall, take all actions necessary in order to enable the Company to be legally able to pay the full amount of such Preferred Share Redemption Price, including borrowing funds, selling assets or capital stock of any Group Company, distributing available dividends, applying for and obtaining approval for reduction of capital of any Group Company or liquidating and making liquidation distributions, and/or causing any Group Company to do any of the foregoing. To the extent permitted by applicable law, such Preferred Share Redemption Price shall be payable in US dollars outside of the PRC in immediately available funds.

22.

To the extent permitted by law, the Company shall ensure that the profits of each Subsidiary of the Company for the time being available for distribution shall be paid to it by way of dividend if and to the extent that, but for such payment, the Company would not itself otherwise have sufficient profits available for distribution to make any redemption of Redemption Shares required to be made pursuant to Article 18.

VARIATION OF RIGHTS OF SHARES

23.

Without prejudice to and in addition to other provisions in these Articles (including Article 8(d) and Schedule A), if at any time the share capital of the Company is divided into different classes or series of shares, the rights attached to any class or series of shares (unless otherwise provided by the terms of issue of the shares of that class or series) may not (whether or not the Company is being wound-up) be varied, cancelled or adversely amended unless with the consent in writing of the holders of not less than three-fourths (3/4) of the issued shares of that class or series, or with the sanction of a Special Resolution passed at a general meeting of the holders of the shares of that class or series.

Notwithstanding anything to the contrary in these Articles (including the foregoing paragraph of this Article 23 and Article 8, Article 18, Article 19 and Schedule A) and any other Series D Transaction Document and for the avoidance of doubt, the rights, preferences, privileges or powers of, or the restrictions provided for the benefit of the holders of the Series D Preferred Shares under Article 8, and Articles 18 through 22 are different from those of any other classes or series of Preferred Shares, and therefore any amendment, variation, change or cancellation of any of the rights, preferences, privileges or powers of, or the restrictions provided for the benefit of the holders of the Series D Preferred Shares under Article 8 and Articles 18 through 22 are subject to the prior written consent of the Majority Series D Preferred Holders. Notwithstanding anything to the contrary in these Articles (including the foregoing paragraph of this Article 23 and Article 8, Article 18, Article 19 and Schedule A) and any other Series D Transaction Document and for the avoidance of doubt, the rights, preferences, privileges or powers of, or the restrictions provided for the benefit of the holders of the Series C Preferred Shares under Article 8, and Articles 18 through 22 are different from those of any other classes or series of Preferred Shares, and therefore any amendment, variation, change or cancellation of any of the rights, preferences, privileges or powers of, or the restrictions provided for the benefit of the holders of the Series C Preferred Shares under Article 8 and Articles 18 through 22 are subject to the prior written consent of the Majority Series C Preferred Holders. Notwithstanding anything to the contrary in these Articles (including the foregoing paragraph of this Article 23 and Article 8, Article 18, Article 19 and Schedule A) and any other Series D Transaction Document and for the avoidance of doubt, the rights, preferences, privileges or powers of, or the restrictions provided for the benefit of the holders of the Series B Preferred Shares under Article 8, and Articles 18 through 22 are different from those of any other classes or series of Preferred Shares, and therefore any amendment, variation, change or cancellation of any of the rights, preferences, privileges or powers of, or the restrictions provided for the benefit of the holders of the Series B Preferred Shares under Article 8 and Articles 18 through 22 are subject to the prior written consent of the Majority Series B Preferred Holders. Notwithstanding anything to the contrary in these Articles (including the foregoing paragraph of this Article 23 and Article 8(d) and Schedule A) and any other Series D Transaction Document and for the avoidance of doubt, the rights, preferences, privileges or powers of, or the restrictions provided for the benefit of the holders of the Series A-3 Preferred Shares under Article 8(c), and Articles 18 through 22 are different from those of any other classes or series of Series A Preferred Shares, and therefore any amendment, variation, change or cancellation of any of the rights, preferences, privileges or powers of, or the restrictions provided for the benefit of the holders of the Series A-3 Preferred Shares under Article 8(b), Article 8(c), and Articles 18 through 22 are subject to the prior written consent of the holder of a majority of the outstanding Series A-3 Preferred Shares.

24.

The provisions of these Articles relating to general meetings shall apply to every such general meeting of the holders of one class of shares except that the necessary quorum shall be one person holding or representing by proxy at least one-third of the issued shares of the class.

25.	The rights conferred upon the holders of a series of the Preferred Shares shall be deemed varied or abrogated by, inter alia:

(a)	any amendment or change of the rights, preferences, privileges or powers of, or the restrictions provided for the benefit of the holders of, such series of the Preferred Shares;

(b)	any action that authorizes, creates or issues shares of any class ranking as regards participation in the Company’s profits or assets in priority to such series of the Preferred Shares;

(c)	any action that reclassifies any issued shares of any class ranking as regards participation in the Company’s profits or assets in priority to such series of the Preferred Shares; and

(d)	any amendment to these Articles of Association that materially and adversely affects the rights of the holders of such series of the Preferred Shares.

26.

The rights conferred upon the holders of the shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be varied by the creation or issue of further shares ranking pari passu therewith.

COMMISSION ON SALE OF SHARES

27.

The Company may in so far as the Statute from time to time permits pay a commission to any person in consideration of his subscribing or agreeing to subscribe whether absolutely or conditionally for any shares of the Company. Such commissions may be satisfied by the payment of cash or the lodgment of fully or partly paid-up shares or partly in one way and partly in the other. The Company may also on any issue of shares pay such brokerage as may be lawful.

NON-RECOGNITION OF TRUSTS

28.

No Person shall be recognized by the Company as holding any share upon any trust and the Company shall not be bound by or be compelled in any way to recognize (even when having notice thereof) any equitable, contingent, future, or partial interest in any share, or any interest in any fractional part of a share, or (except only as is otherwise provided by these Articles or the Statute) any other rights in respect of any share except an absolute right to the entirety thereof in the registered holder.

LIEN ON SHARES

29.

The Company shall have a first and paramount lien and charge on all shares (whether fully paid-up or not) registered in the name of a Member (whether solely or jointly with others) for all debts, liabilities or engagements to or with the Company (whether presently payable or not) by such Member or his estate, either alone or jointly with any other Person, whether a Member or not, but the Directors may at any time declare any share to be wholly or in part exempt from the provisions of this Article. The registration of a transfer of any such share (other than, for so long as any sums owed by Padmasree Warrior to the Company are outstanding, the 7,509,933 Series A-3 Preferred Shares registered under the name of Padmasree Warrior) shall operate as a waiver of the Company’s lien (if any) thereon. The Company’s lien (if any) on a share shall extend to all dividends or other monies payable in respect thereof.

30.

Other than (for so long as any sums owed by Padmasree Warrior to the Company under the Loan and Security Agreement are outstanding) the 7,509,933 Series A-3 Preferred Shares registered under the name of Padmasree Warrior (which may be sold or disposed by the Company at any time after occurrence of the Event of Default as defined and described in the Loan and Security Agreement), the Company may sell, in such manner as the Directors think fit, any shares on which the Company has a lien, but no sale shall be made unless a sum in respect of which the lien exists is presently payable, nor until the expiration of 14 days after a notice in writing stating and demanding payment of such part of the amount in respect of which the lien exists as is presently payable, has been given to the registered holder or holders for the time being of the share, or the person, of which the Company has notice, entitled thereto by reason of his death or bankruptcy.

31.

To give effect to any such sale the Directors may authorize some person to transfer the shares sold to the purchaser thereof. The purchaser shall be registered as the holder of the shares comprised in any such transfer, and he shall not be bound to see to the application of the purchase money, nor shall his title to the shares be affected by any irregularity or invalidity in the proceedings in reference to the sale.

32.

The proceeds of such sale shall be received by the Company and applied in payment of such part of the amount in respect of which the lien exists as is presently payable and the residue, if any, shall (subject to a like lien for sums not presently payable as existed upon the shares before the sale) be paid to the Person entitled to the shares at the date of the sale.

CALL ON SHARES

33. (a)

The Directors may from time to time make calls upon the Members in respect of any monies unpaid on their shares (whether on account of the nominal value of the shares or by way of premium or otherwise) and not by the conditions of allotment thereof made payable at fixed terms. Any such calls shall not be less than one (1) month from the date fixed for the payment of the last preceding call, and each Member shall (subject to receiving at least fourteen (14) days’ notice specifying the time or times of payment) pay to the Company at the time or times so specified the amount called on the shares. A call may be revoked or postponed as the Directors may determine, PROVIDED THAT the Director appointed by the Member whose shares are subject to such call shall abstain from all discussions and voting of the Board in relation to such call. A call may be made payable by installments.

(b)

A call shall be deemed to have been made at the time when the resolution of the Directors authorizing such call was passed PROVIDED THAT the Director appointed by the Member whose shares are subject to such call shall not be entitled to vote on such resolution, and a simple majority of the remaining Directors shall have the power and authority to pass such a resolution.

(c)	The joint holders of a share shall be jointly and severally liable to pay all calls in respect thereof.

34.

If a sum called in respect of a share is not paid before or on a day appointed for payment thereof, the Persons from whom the sum is due shall pay interest on the sum from the day appointed for payment thereof to the time of actual payment at such rate not exceeding ten percent (10%) per annum as the Directors may determine, but the Directors shall be at liberty to waive payment of such interest either wholly or in part.

35.

Any sum which by the terms of issue of a share becomes payable on allotment or at any fixed date, whether on account of the nominal value of the share or by way of premium or otherwise, shall for the purposes of these Articles be deemed to be a call duly made, notified and payable on the date on which by the terms of issue the same becomes payable, and in the case of non-payment all the relevant provisions of these Articles as to payment of interest forfeiture or otherwise shall apply as if such sum had become payable by virtue of a call duly made and notified.

36.	The Directors may, on the issue of shares, differentiate between the holders as to the amount of calls or interest to be paid and the times of payment.

37. (a)

The Directors may, if they think fit, receive from any Member willing to advance the same, all or any part of the monies uncalled and unpaid upon any shares held by him, and upon all or any of the monies so advanced may (until the same would but for such advances, become payable) pay interest at such rate not exceeding (unless the Company in general meeting shall otherwise direct) seven percent (7%) per annum, as may be agreed upon between the Directors and the Member paying such sum in advance.

(b)

Subject to Article 8(a)(iv), no such sum paid in advance of calls shall entitle the Member paying such sum to any portion of a dividend declared in respect of any period prior to the date upon which such sum would, but for such payment, become presently payable.

COMPANY CALL RIGHT

38. (a)

Subject to the Purchase Agreement, if a Member fails to pay any call or installment of a call or to make any payment required by the terms of issue on the day appointed for payment thereof, the Directors (excluding the Director(s) appointed by the Member whose shares are subject to the forfeiture hereunder) may, at any time thereafter during such time as any part of the call, installment or payment remains unpaid, give notice requiring payment of so much of the call, installment or payment as is unpaid, together with any interest which may have accrued and all expenses that have been incurred by the Company by reason of such non-payment. Such notice shall name a day (not earlier than the expiration of fourteen (14) days from the date of giving of the notice) on or before the day appointed for the payment as specified in the Purchase Agreement, and shall state that, in the event of non-payment at or before the time appointed the shares in respect of which such notice was given will be liable to be forfeited.

(b)

If the requirements of any such notice as aforesaid are not complied with, any share in respect of which the notice has been given may at any time thereafter, before the payment required by the notice has been made, be forfeited by a resolution of the Directors (excluding the Director appointed by the Member whose shares are subject to the forfeiture) to that effect. Such forfeiture shall include all dividends declared in respect of the forfeited share and not actually paid before the forfeiture.

(c)

A forfeited share may be sold or otherwise disposed of on such terms and in such manner as the Directors (excluding the Director appointed by the Member whose shares are subject to the call) think fit and at any time before a sale or disposition the forfeiture may be canceled on such terms as the Directors (excluding the Director appointed by the Member whose shares are subject to the call) think fit.

39.

A Person whose shares have been forfeited shall cease to be a Member in respect of the forfeited shares, and the liability of such Person to pay to the Company any monies (including the consideration of the forfeited shares and any interest or penalty thereon) in respect of the forfeited shares shall cease.

40.

A certificate in writing under the hand of one Director or the Secretary of the Company that a share in the Company has been duly forfeited on a date stated in the declaration shall be conclusive evidence of the fact therein stated as against all Persons claiming to be entitled to the share. The Company may receive the consideration given for the share on any sale or disposition thereof and may execute a transfer of the share in favor of the Person to whom the share is sold or disposed of and he shall thereupon be registered as the holder of the share and shall not be bound to see to the application of the purchase money, if any, nor shall his title to the share be affected by any irregularity or invalidity in the proceedings in reference to the forfeiture, sale or disposal of the share.

41.

The provisions of these Articles as to forfeiture shall apply in the case of non-payment of any sum which, by the terms of issue of a share, becomes payable at a fixed time, whether on account of the nominal value of the share or by way of premium as if the same had been payable by virtue of a call duly made and notified.

REGISTRATION OF EMPOWERING INSTRUMENTS

42.

The Company shall be entitled to charge a fee not exceeding one dollar (US$l.00) on the registration of every probate, letters of administration, certificate of death or marriage, power of attorney, notice in lieu of distringas, or other instrument.

TRANSMISSION OF SHARES

43.

In case of the death of a Member, the survivor or survivors where the deceased was a joint holder, and the legal personal representatives of the deceased where he was a sole holder, shall be the only persons recognized by the Company as having any title to his interest in the shares, but nothing herein contained shall release the estate of any such deceased holder from any liability in respect of any shares which had been held by him solely or jointly with other Persons.

44. (a)

Any Person becoming entitled to a share in consequence of the death or bankruptcy or liquidation or dissolution of a Member (or in any other way than by transfer) may, upon such evidence being produced as may from time to time be required by the Directors and subject as hereinafter provided, elect either to be registered himself as holder of the share or to make such transfer of the share to such other Person nominated by him as the deceased or bankrupt Person could have made and to have such Person registered as the transferee thereof, but the Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the share by that Member before his death or bankruptcy as the case may be.

(b)	If the Person so becoming entitled shall elect to be registered himself as holder he shall deliver or send to the Company a notice in writing signed by him stating that he so elects.

45.

A Person becoming entitled to a share by reason of the death or bankruptcy or liquidation or dissolution of the holder (or in any other case than by transfer) shall be entitled to the same dividends and other advantages to which he would be entitled if he were the registered holder of the share, except that he shall not, before being registered as a Member in respect of the share, be entitled in respect of it to exercise any right conferred by membership in relation to meetings of the Company PROVIDED HOWEVER that the Directors may at any time give notice requiring any such Person to elect either to be registered himself or to transfer the share and if the notice is not complied with within ninety (90) days the Directors may thereafter withhold payment of all dividends, bonuses or other monies payable in respect of the share until the requirements of the notice have been complied with.

AMENDMENT OF MEMORANDUM OF ASSOCIATION, ALTERATION OF SHARE CAPITAL & CHANGE OF LOCATION OF REGISTERED OFFICE

46. (a)

Subject to and in so far as permitted by the provisions of the Statute and these Articles (including Article 8(d) and Schedule A), the Company may from time to time by Special Resolution alter or amend its Memorandum of Association with respect to any objects, powers or other matters specified therein PROVIDED THAT the Company may by Ordinary Resolution:

(i)

increase the share capital by such sum to be divided into shares of such amount or without nominal or par value as the resolution shall prescribe and with such rights, priorities and privileges annexed thereto, as the Company in general meeting may determine;

(ii)	consolidate and divide all or any of its share capital into shares of larger amount than its existing shares;

(iii)

by subdivision of its existing shares or any of them divide the whole or any part of its share capital into shares of smaller amount than is fixed by the Memorandum of Association or into shares without nominal or par value;

(iv)	cancel any shares which at the date of the passing of the resolution have not been taken or agreed to be taken by any Person.

(b)

All new shares created hereunder shall be subject to the same provisions with reference to the payment of calls, liens, transfer, transmission, forfeiture and otherwise as the shares in the original share capital.

(c)

Without prejudice to these Articles hereof and subject to the provisions of the Statute and these Articles (including Article 8(d) and Schedule A), the Company may by Special Resolution reduce its share capital and any capital redemption reserve fund.

(d)	Subject to the provisions of the Statute, the Company may by resolution of the Directors change the location of its registered office.

CLOSING REGISTER OF MEMBERS OR FIXING RECORD DATE

47A.

A Member will not be entitled to notice of or to participate in or vote at any meeting of Members or any adjournment thereof, or to any rights and privileges provided in these Articles, and will not be subject to any obligations and restrictions provided in these Articles, in connection with any shares, until and unless it/he/she has been entered into the register of Members as a holder of such shares.

47.

For the purpose of determining Members entitled to notice of or to vote at any meeting of Members or any adjournment thereof, or Members entitled to receive payment of any dividend, or in order to make a determination of Members for any other proper purpose, the Directors of the Company may provide that the register of Members shall be closed for transfers for a stated period but not to exceed in any case 40 days. If the register of Members shall be so closed for the purpose of determining Members entitled to notice of or to vote at a meeting of Members such register shall be so closed for at least ten (10) days immediately preceding such meeting and the record date for such determination shall be the date of the closure of the register of Members.

48.

In lieu of or apart from closing the register of Members, the Directors may fix in advance a date as the record date for any such determination of Members entitled to notice of or to vote at a meeting of the Members and for the purpose of determining the Members entitled to receive payment of any dividend the Directors may, at or within 90 days prior to the date of declaration of such dividend fix a subsequent date as the record date for such determination.

49.

If the register of Members is not so closed and no record date is fixed for the determination of Members entitled to notice of or to vote at a meeting of Members or Members entitled to receive payment of a dividend, the date on which notice of the meeting is mailed or the date on which the resolution of the Directors declaring such dividend is adopted, as the case may be, shall be the record date for such determination of Members. When a determination of Members entitled to vote at any meeting of Members has been made as provided in this section, such determination shall apply to any adjournment thereof.

GENERAL MEETING

50. (a)

Subject to paragraph (c) hereof, the Company shall within one year of its incorporation and in each year of its existence thereafter hold a general meeting as its annual general meeting and shall specify the meeting as such in the notices calling it. The annual general meeting shall be held at such time and place as the Directors shall appoint and if no other time and place is prescribed by them, it shall be held at the registered office on the second Wednesday in December of each year at ten o’clock in the morning.

(b)	At these meetings the report of the Directors (if any) shall be presented.

(c)	If the Company is exempted as defined in the Statute it may but shall not be obliged to hold an annual general meeting.

51. (a)

The Directors may whenever they think fit, and they shall on the requisition of Members of the Company holding at the date of the deposit of the requisition not less than one-tenth (1/10) of such of the paid-up capital of the Company as at the date of the deposit carries the right of voting at general meetings of the Company, proceed to convene a general meeting of the Company.

(b)

The requisition must state the objects of the meeting and must be signed by the requisitionists and deposited at the registered office of the Company and may consist of several documents in like form each signed by one or more requisitionists.

(c)

If the Directors do not within twenty-one (21) days from the date of the deposit of the requisition duly proceed to convene a general meeting, the requisitionists, or any of them representing more than one-half of the total voting rights of all of them, may themselves convene a general meeting, but any meeting so convened shall not be held after the expiration of three months after the expiration of the said twenty-one (21) days.

(d)	A general meeting convened as aforesaid by requisitionists shall be convened in the same manner as nearly as possible as that in which general meetings are to be convened by Directors.

NOTICE OF GENERAL MEETINGS

52.

At least fifteen (15) days’ notice shall be given of an annual general meeting or any other general meeting. Every notice shall be exclusive of the day on which it is given or deemed to be given and of the day for which it is given and shall specify the place, the day and the hour of the meeting and the general nature of the business and shall be given in manner hereinafter mentioned or in such other manner if any as may be prescribed by the Company PROVIDED THAT a general meeting of the Company shall, whether or not the notice specified in this regulation has been given and whether or not the provisions of Article 51 have been complied with, be deemed to have been duly convened if it is so agreed:

(a)

in the case of a general meeting called as an annual general meeting, by the Members entitled to attend and vote thereat or their proxies holding not less than ninety percent (90%) of the issued and outstanding shares of the Company (or their proxies); and

(b)

in the case of any other general meeting, by a majority in number of the Members having a right to attend and vote at the meeting, being a majority together holding not less than eighty-five percent (85%) of the issued and outstanding shares of the Company (or their proxies).

53.	The accidental omission to give notice of a general meeting to, or the non-receipt of notice of a meeting by any Person entitled to receive notice shall not invalidate the proceedings of that meeting.

PROCEEDINGS AT GENERAL MEETINGS

54.

No business shall be transacted at any general meeting unless a quorum of Members is present at the time when the meeting proceeds to business; Members holding at least fifty percent (50%) of the outstanding share capital in the Company (including the holders of at least eighty percent (80%) of the voting power of the then outstanding Preferred Shares) present in person or by proxy shall be a quorum for a general meeting, provided that a general meeting shall be adjourned to the same time and place at least five (5) Business Days later if the quorum stated above is not present at such general meeting due to absence of any Series A-2 Investor or any Series A-3 Investor or any Series B Investor or any Series C Investor or any Series D Investor in person or by proxy, and if at such adjourned general meeting, a quorum is still not present within forty-five minutes from the time appointed for the meeting due to the absence of the same Series A-2 Investor or the same Series A-3 Investor or the same Series B Investor or the same Series C Investor or the same Series D Investor in person or by proxy, then the presence of such Series A-2 Investor, such Series A-3 Investor, such Series B Investor and/or such Series C Investor and/or such Series D Investor (as the case may be) in person or by proxy shall not be required for the quorum for this adjourned general meeting.

55.

A resolution (which is a Special Resolution) in writing (in one or more counterparts) signed by all Members for the time being entitled to receive notice of and to attend and vote at general meetings (or being corporations by their duly authorized representatives) shall be as valid and effective as if the same had been passed at a general meeting of the Company duly convened and held. A resolution (which is an Ordinary Resolution) in writing (in one or more counterparts) signed by the Members holding at least ninety percent (90%) of the voting power of the then outstanding shares of the Company, who for the time being entitled to receive notice of and to attend and vote at general meetings (or being corporations by their duly authorized representatives), shall be as valid and effective as if the same had been passed at a general meeting of the Company duly convened and held.

56.

Subject to Article 54, if within forty-five minutes from the time appointed for the meeting a quorum is not present, the meeting, if convened upon the requisition of Members, shall be dissolved and in any other case it shall stand adjourned to the time and the place as set forth in Article 54 or to such other time or such other place as the Directors may determine.

57.

The Chairman, if any, of the Board of Directors shall preside as Chairman at every general meeting of the Company, or if there is no such Chairman, or if he shall not be present within fifteen minutes after the time appointed for the holding of the meeting, or is unwilling to act, the Directors present shall elect one of their number to be Chairman of the meeting.

58.

If at any general meeting no Director is willing to act as Chairman or if no Director is present within fifteen minutes after the time appointed for holding the meeting, the Members present shall choose one of their number to be Chairman of the meeting.

59.

The Chairman may, with the consent of any general meeting duly constituted hereunder, and shall if so directed by the meeting, adjourn the meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place. When a general meeting is adjourned for thirty (30) days or more, notice of the adjourned meeting shall be given as in the case of an original meeting; save as aforesaid it shall not be necessary to give any notice of an adjournment or of the business to be transacted at an adjourned general meeting.

60.	At any general meeting a resolution put to the vote of the meeting shall be decided on a poll.

61.	[Reserved]

62.	[Reserved]

63.	The result of the poll shall be deemed to be the resolution of the general meeting.

64.	In the case of an equality of votes, the Chairman of the general meeting shall not be entitled to a second or casting vote.

65.

A poll demanded on the election of a Chairman or on a question of adjournment shall be taken forthwith. A poll demanded on any other question shall be taken at such time as the Chairman of the general meeting directs and any business other than that upon which a poll has been demanded or is contingent thereon may be proceeded with pending the taking of the poll.

VOTES OF MEMBERS

66.

Subject to these Articles (including but not limited to any rights or restrictions for the time being attached to any class or classes of shares (including the voting rights provided by Article 8(d)(ii))), on a poll, every Member of record present in person or by proxy shall have one (1) vote for each Ordinary Share held by such Member (on an as-converted basis).

67.	Immediately prior to the completion of a Qualified IPO of the Company,

(a)

except for the Ordinary Shares and Preferred Shares beneficially owned by Tencent and the Founder Vehicles, each fully paid Preferred Share shall be converted into the number of fully paid and non-assessable Ordinary Share(s) to be designated as class A Ordinary Share(s) based on the applicable Preferred Share Conversion Price then in effect, and each fully paid and non-assessable Ordinary Share held by the other Members shall be designated as class A Ordinary Share, as the case may be. Each class A Ordinary Share shall be entitled to one (1) vote on all matters subject to the vote at general meetings of the Company;

(b)

each fully paid Preferred Share held by Tencent shall be converted into the number of fully paid and non-assessable Ordinary Share(s) to be designated as class B Ordinary Share(s) based on the applicable Preferred Share Conversion Price then in effect, and each fully paid and non-assessable Ordinary Share held by Tencent shall be designated as class B Ordinary Share, as the case may be. Each class B Ordinary Share shall be entitled to four (4) votes on all matters subject to the vote at general meetings of the Company; and

(c)

each fully paid Preferred Share held by the Founder Vehicles shall be converted into the number of fully paid and non-assessable Ordinary Share(s) to be designated as class C Ordinary Share(s) based on the applicable Preferred Share Conversion Price then in effect, and each fully paid and non-assessable Ordinary Share held by the Founder Vehicles shall be designated as class C Ordinary Share, as the case may be. Each class C Ordinary Share shall be entitled to eight (8) votes on all matters subject to the vote at general meetings of the Company.

68.

In the case of joint holders of record the vote of the senior who tenders a vote, whether in person or by proxy, shall be accepted to the exclusion of the votes of the other joint holders, and for this purpose seniority shall be determined by the order in which the names stand in the register of Members.

69.

A Member of unsound mind, or in respect of whom an order has been made by any court, having jurisdiction in lunacy, may vote, on a poll, by his committee, receiver, curator bonis, or other person in the nature of a committee, receiver or curator bonis appointed by that court, and any such committee, receiver, curator bonis or other persons may vote by proxy.

70.

No Member shall be entitled to vote at any general meeting unless he is registered as a shareholder of the Company on the record date for such meeting nor unless all calls or other sums presently payable by him in respect of shares in the Company have been paid.

71.

No objection shall be raised to the qualification of any voter except at the general meeting or adjourned general meeting at which the vote objected to is given or tendered and every vote not disallowed at such general meeting shall be valid for all purposes. Any such objection made in due time shall be referred to the Chairman of the general meeting whose decision shall be final and conclusive.

72.	On a poll, votes may be given either personally or by proxy.

PROXIES

73.

The instrument appointing a proxy shall be in writing and shall be executed under the hand of the appointor or of his attorney duly authorized in writing, or, if the appointor is a corporation under the hand of an officer or attorney duly authorized in that behalf. A proxy need not be a Member of the Company.

74.

The instrument appointing a proxy shall be deposited at the registered office of the Company or at such other place as is specified for that purpose in the notice convening the meeting no later than the time for holding the meeting, or adjourned meeting PROVIDED THAT the Chairman of the Meeting may at his discretion direct that an instrument of proxy shall be deemed to have been duly deposited upon receipt of telex, cable or telecopy confirmation from the appointor that the instrument of proxy duly signed is in the course of transmission to the Company.

75.	The instrument appointing a proxy may be in any usual or common form and may be expressed to be for a particular meeting or any adjournment thereof or generally until revoked.

76.

A vote given in accordance with the terms of an instrument of proxy shall be valid notwithstanding the previous death or insanity of the principal or revocation of the proxy or of the authority under which the proxy was executed, or the transfer of the share in respect of which the proxy is given PROVIDED THAT no intimation in writing of such death, insanity, revocation or transfer as aforesaid shall have been received by the Company at the registered office before the commencement of the general meeting, or adjourned meeting at which it is sought to use the proxy.

77.

Any corporation which is a Member of record of the Company may in accordance with its Articles or in the absence of such provision by resolution of its Directors or other governing body authorize such person as it thinks fit to act as its representative at any meeting of the Company or of any class of Members of the Company, and the person so authorized shall be entitled to exercise the same powers on behalf of the corporation which he represents as the corporation could exercise if it were an individual Member of record of the Company.

78.

Shares of its own capital belonging to the Company or held by it in a fiduciary capacity shall not be voted, directly or indirectly, at any meeting and shall not be counted in determining the total number of outstanding shares at any given time.

DIRECTORS

79.

The Company shall have a Board of Directors consisting of not more than eleven (11) Directors, with the composition of the Board determined as follows: (a) each of Hillhouse NEV, Shunwei, and Energy (for as long as such Person continues to hold at least 50% of its Benchmark Shares) shall be entitled to appoint, remove and re-appoint at any time or from time to time and without the need for any consent or resolution of any other Member, one (1) Director on the Board; (b) the Founder Vehicles (for as long as they continue to hold any Series A Preferred Shares) shall be entitled to appoint, remove and re-appoint at any time or from time to time and without the need for any consent or resolution of any other Member, three (3) Directors on the Board; (c) Temasek (for as long as it continues to hold at least 50% of its Benchmark Shares) shall be entitled to appoint, remove and re-appoint at any time or from time to time and without the need for any consent or resolution of any other Member, one (1) Director on the Board; (d) Baidu Capital (for as long as it continues to hold at least 50% of its Benchmark Shares) shall be entitled to appoint, remove and re-appoint at any time or from time to time and without the need for any consent or resolution of any other Member, one (1) Director on the Board; (e) Tencent (for so long as the number of the Preferred Shares (as converted or reclassified from time to time) held by Tencent does not fall below the Tencent Shareholding Threshold) shall be entitled to appoint, remove and re-appoint at any time or from time to time and without the need for any consent or resolution of any other Member, two (2) Directors on the Board (each a “Tencent Director”) and, for the avoidance of doubt, for so long as Tencent holds any Preferred Shares (as converted or reclassified from time to time), Tencent shall be entitled to appoint, remove and re-appoint at any time or from time to time and without the need for any consent or resolution of any other Member, one (1) Tencent Director on the Board (the Directors referred to in (a), (b), (c), (d) and (e) above, each an “Investor Director,” and collectively, the “Investor Directors”), and (f) Prime Hubs (for as long as it continues to hold any shares) shall be entitled to appoint, remove and re-appoint at any time or from time to time and without the need for any consent or resolution of any other Member, one (1) Director (the “Ordinary Director”) on the Board. Smart Group (for as long as it continues to hold any Series A Preferred Shares) shall have the right to appoint, remove and re-appoint at any time or from time to time and without the need for any consent or resolution of any other Member, one (1) observer to the Board. Sequoia (for as long as it continues to hold any Series A Preferred Shares) shall have the right to appoint, remove and re-appoint at any time or from time to time and without the need for any consent or resolution of any other Member, one (1) observer to the Board. Bluestone (for as long as it continues to hold any Series B Preferred Shares) shall have the right to appoint, remove and re-appoint at any time or from time to time and without the need for any consent or resolution of any other Member, one (1) observer to the Board. IDG (for as long as it continues to hold any Series C Preferred Shares) shall have the right to appoint, remove and re-appoint at any time or from time to time and without the need for any consent or resolution of any other Member, one (1) observer to the Board. WP (for as long as it continues to hold any Series C Preferred Shares) shall have the right to appoint, remove and re-appoint at any time or from time to time and without the need for any consent or resolution of any other Member, one (1) observer to the Board. Each observer on the Board shall have the right to attend any Board meetings of the Company only on a non-voting capacity.

The Investor Directors appointed by the Founder Vehicles shall collectively have four (4) votes on any matter submitted for approval of the Board (“Four Votes”), and among the Four Votes, Padmasree Warrior (as long as she holds any Series A-3 Preferred Shares and remains an Investor Director) (or any other Director appointed by the Founder Vehicles to replace Padmasree Warrior, in case Padmasree Warrior ceases to be an Investor Director) shall have one vote, and LI Bin (as long as he remains an Investor Director) shall have the remaining of the Four Votes, provided that if the Investor Directors appointed by the Founder Vehicles shall only have one vote, LI Bin shall have such one vote. Each other Director shall have one (1) vote on any matter submitted for approval of the Board.

80.

Subject to these Articles (including Schedule A), the remuneration to be paid to the Directors shall be such remuneration as determined by the members of the compensation committee. Such remuneration shall be deemed to accrue from day to day. Subject to these Articles (including Schedule A), the Directors shall also be entitled to be paid their traveling, hotel and other expenses properly incurred by them in going to, attending and returning from meetings of the Directors, or any committee of the Directors, or general meetings of the Company, or otherwise in connection with the business of the Company, or to receive a fixed allowance in respect thereof as may be determined by the Directors from time to time, or a combination partly of one such method and partly the other.

81.

The Directors may by resolution award special remuneration to any Director of the Company undertaking any special work or services for, or undertaking any special mission on behalf of, the Company other than his ordinary routine work as a Director. Any fees paid to a Director who is also counsel or solicitor to the Company, or otherwise serves it in a professional capacity shall be in addition to his remuneration as a Director.

82.

A Director or alternate Director may hold any other office or place of profit under the Company (other than the office of Auditor) in conjunction with his office of Director for such period and on such terms as to remuneration and otherwise as the Directors may determine.

83.

A Director or alternate Director may act by himself or his firm in a professional capacity for the Company and he or his firm shall be entitled to remuneration for professional services as if he were not a Director or alternate Director.

84.	A shareholding qualification for Directors may be fixed by the Company in general meeting, but unless and until so fixed no qualification shall be required.

85.

A Director or alternate Director of the Company may be or become a director or other officer of or otherwise interested in any company promoted by the Company or in which the Company may be interested as shareholder or otherwise and no such Director or alternate Director shall be accountable to the Company for any remuneration or other benefits received by him as a director or officer of, or from his interest in, such other company.

86.

No person shall be disqualified from the office of Director or alternate Director or prevented by such office from contracting with the Company, either as vendor, purchaser or otherwise, nor shall any such contract or any contract or transaction entered into by or on behalf of the Company in which any Director or alternate Director shall be in any way interested be or be liable to be avoided, nor shall any Director or alternate Director so contracting or being so interested be liable to account to the Company for any profit realized by any such contract or transaction by reason of such Director holding office or of the fiduciary relation thereby established. A Director (or his alternate Director in his absence) shall be at liberty to vote in respect of any contract or transaction in which he is so interested as aforesaid PROVIDED HOWEVER that the nature of the interest of any Director or alternate Director in any such contract or transaction shall be disclosed by him or the alternate Director appointed by him at or prior to its consideration and any vote thereon.

87.

A general notice or disclosure to the Directors or otherwise contained in the minutes of a Meeting or a written resolution of the Directors or any committee thereof that a Director or alternate Director is a shareholder of any specified firm or company and is to be regarded as interested in any transaction with such firm or company shall be sufficient disclosure under Article 85 and after such general notice it shall not be necessary to give special notice relating to any particular transaction.

ALTERNATE DIRECTORS

88.

A Director who expects to be unable to attend Directors’ Meetings because of absence, illness or otherwise may appoint any person to be an alternate Director to act in his stead and such appointee whilst he holds office as an alternate Director shall, in the event of absence therefrom of his appointor, be entitled to attend meetings of the Directors and to vote thereat and to do, in the place and stead of his appointor, any other act or thing which his appointor is permitted or required to do by virtue of his being a Director as if the alternate Director were the appointor (including signing resolutions of the Directors passed in written form), other than appointment of an alternate to himself, and he shall ipso facto vacate office if and when his appointor ceases to be a Director or removes the appointee from office. Any appointment or removal under this Article shall be effected by notice in writing under the hand of the Director making the same.

POWERS AND DUTIES OF DIRECTORS

89.

The business of the Company shall be managed by the Directors (or a sole Director if only one is appointed) who may pay all expenses incurred in promoting, registering and setting up the Company, and may exercise all such powers of the Company as are not from time to time by the Statute or by these Articles or such regulations, being not inconsistent with the aforesaid, prescribed by the Company in general meeting required to be exercised by the Company in general meeting PROVIDED HOWEVER that no regulations made by the Company in general meeting shall invalidate any prior act of the Directors which would have been valid if that regulation had not been made.

90.

The Directors may from time to time and at any time by powers of attorney appoint any company, firm, person or body of persons, whether nominated directly or indirectly by the Directors, to be the attorney or attorneys of the Company for such purpose and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Directors under these Articles) and for such period and subject to such conditions as they may think fit, and any such powers of attorney may contain such provisions for the protection and convenience of persons dealing with any such attorneys as the Directors may think fit and may also authorize any such attorney to delegate all or any of the powers, authorities and discretions vested in him.

91.

All checks, promissory notes, drafts, bills of exchange and other negotiable instruments and all receipts for monies paid to the Company shall be signed, drawn, accepted, endorsed or otherwise executed as the case may be in such manner as the Directors shall from time to time by resolution determine.

92.	The Directors shall cause minutes to be made in books provided for the purpose:

(a)	of all appointments of officers made by the Directors;

(b)	of the names of the Directors (including those represented thereat by an alternate or by proxy) present at each meeting of the Directors and of any committee of the Directors;

(c)	of all resolutions and proceedings at all meetings of the Company and of the Directors and of committees of Directors.

93.

Subject to these Articles (including Schedule A), the Directors on behalf of the Company may pay a gratuity or pension or allowance on retirement to any Director who has held any other salaried office or place of profit with the Company or to his widow or dependents and may make contributions to any fund and pay premiums for the purchase or provision of any such gratuity, pension or allowance.

94.

Subject to these Articles (including Schedule B), the Directors may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and uncalled capital or any part thereof and to issue debentures, debenture stock and other securities whether outright or as security for any debt, liability or obligation of the Company or of any third party.

MANAGEMENT

95.

The Directors may from time to time provide for the management of the affairs of the Company in such manner as they shall think fit and the provisions contained in the three next following paragraphs shall be without prejudice to the general powers conferred by this paragraph.

PROCEEDINGS OF DIRECTORS

96.

Except as otherwise provided by these Articles (including Schedule B), the Directors shall meet together for the dispatch of business, convening, adjourning and otherwise regulating their meetings as they think fit. Questions arising at any meeting shall be decided in accordance with Schedule B, the vote of an alternate Director not being counted if his appointor be present at such meeting. In case of an equality of votes, the matter shall be determined in accordance with Schedule B.

97.

Meetings of Directors shall be called in accordance with Schedule B, provided that, if notice is given in person, by cable, telex or telecopy the same shall be deemed to have been given on the day it is delivered to the Directors or transmitting organization as the case may be. The provisions of Article 51 shall apply mutatis mutandis with respect to notices of meetings of Directors.

98.

The quorum necessary for the transaction of the business of the Directors shall be as stated in Schedule B. For the purposes of this Article 98, an alternate Director or proxy appointed by a Director shall be counted in a quorum at a meeting at which the Director appointing him is not present.

99.

Subject to these Articles (including Schedule B), the continuing Directors may act notwithstanding any vacancy in their body, PROVIDED THAT if and so long as their number is reduced below the number fixed by or pursuant to these Articles as the necessary quorum of Directors the continuing Directors or Director may act for the purpose of increasing the number of Directors to that number, or of summoning a general meeting of the Company, but for no other purpose.

100.

Subject to these Articles (including Schedule B), the Directors may elect a Chairman of their Board and determine the period for which he is to hold office; but if no such Chairman is elected, or if at any meeting the Chairman is not present within five minutes after the time appointed for holding the same, the Directors present may choose one of their number to be Chairman of the meeting.

101.

Subject to these Articles (including Schedule B), the Directors may delegate any of their powers to committees consisting of such member or members of the Board of Directors (including Alternate Directors in the absence of their appointors) as they think fit; any committee so formed shall in the exercise of the powers so delegated conform to any regulations that may be imposed on it by the Directors. Without limiting the foregoing, the Directors shall establish an Audit Committee and a Compensation Committee, as further described in Schedule B.

102.

Subject to these Articles (including Schedule B), a committee may meet and adjourn as it thinks proper. Questions arising at any meeting shall be determined (including in the case of a deadlock) in the same manner as provided in these Articles for meetings of the Board of Directors.

103.

All acts done by any meeting of the Directors or of a committee of Directors (including any person acting as an alternate Director) shall, notwithstanding that it be afterwards discovered that there was some defect in the appointment of any Director or alternate Director, or that they or any of them were disqualified, be as valid as if every such person had been duly appointed and qualified to be a Director or alternate Director as the case may be.

104.

Subject to these Articles (including Schedule B), members of the Board of Directors or of any committee thereof may participate in a meeting of the Board or of such committee by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other and participation in a meeting pursuant to this provision shall constitute presence in person at such meeting. A resolution in writing (in one or more counterparts), signed by all the Directors for the time being or all the members of a committee of Directors (an alternate Director being entitled to sign such resolution on behalf of his appointor) shall be as valid and effectual as if it had been passed at a meeting of the Directors or committee as the case may be duly convened and held.

105. (a)

A Director may be represented at any meetings of the Board of Directors by a proxy appointed by him in which event the presence or vote of the proxy shall for all purposes be deemed to be that of the Director.

(b)	The provisions of Articles 69-72 shall mutatis mutandis apply to the appointment of proxies by Directors.

VACATION OF OFFICE OF DIRECTOR

106.

The office of a Director shall be vacated if he or she gives notice in writing to the Company that he or she resigns the office of Director, if he or she dies or if he or she is found a lunatic or becomes of unsound mind, or if he or she is removed by the Member or Members that originally appointed him her pursuant to Article 79. Any vacancy on the Board occurring because of the death or resignation of a Director shall be filled by the vote or written consent of the Member or Members that originally entitled to appoint such Director pursuant to Article 79.

APPOINTMENT AND REMOVAL OF DIRECTORS

107.	The Directors of the Company may only be appointed as provided in Article 79.

108.

Subject to Article 79, any Director appointed pursuant to Article 79 may be removed from the Board only upon the vote or written consent of the Member or Members entitled to appoint such Director pursuant to Article 79. Any Member or Members entitled to appoint any individual to be elected as a Director on the Board shall have the exclusive right at any time or from time to time to remove any such Director occupying such position and to fill any vacancy caused by the death, disability, retirement, resignation or removal of any Director occupying such position.

PRESUMPTION OF ASSENT

109.

A Director of the Company who is present at a meeting of the Board of Directors at which action on any Company matter is taken shall be presumed to have assented to the action taken unless his dissent shall be entered in the Minutes of the meeting or unless he shall file his written dissent from such action with the person acting as the Secretary of the meeting before the adjournment thereof or shall forward such dissent by registered mail to such person immediately after the adjournment of the meeting. Such right to dissent shall not apply to a Director who voted in favor of such action.

SEAL

110.

The Company may, if the Directors so determine, have a Seal which shall, subject to Article 112 hereof, only be used by the authority of the Directors or of a committee of the Directors authorized by the Directors in that behalf and every instrument to which the Seal has been affixed shall be signed by one person who shall be either a Director or the Secretary or Secretary- Treasurer or some person appointed by the Directors for the purpose.

111.

The Company may have a duplicate Seal or Seals each of which shall be a facsimile of the Common Seal of the Company and, if the Directors so determine, with the addition on its face of the name of every place where it is to be used.

112.

A Director, Secretary or other officer or representative or attorney may without further authority of the Directors affix the Seal of the Company over his signature alone to any document of the Company required to be authenticated by him under Seal or to be filed with the Registrar of Companies in the Cayman Islands or elsewhere wheresoever.

OFFICERS

113.

The Company may have a President, a Secretary or Secretary-Treasurer appointed by the Directors who may also from time to time appoint such other officers as they consider necessary, all for such terms, at such remuneration and to perform such duties, and subject to such provisions as to disqualification and removal as the Directors from time to time prescribe.

DIVIDENDS, DISTRIBUTIONS AND RESERVE

114.

Subject to the Statute and these Articles (including Schedule A), the Directors may from time to time declare dividends (including interim dividends) and distributions on shares of the Company outstanding and authorize payment of the same out of the funds of the Company lawfully available therefor.

115.

The Directors may, before declaring any dividends or distributions, set aside such sums as they think proper as a reserve or reserves which shall at the discretion of the Directors, be applicable for any purpose of the Company and pending such application may, at the like discretion, be employed in the business of the Company.

116.	No dividend or distribution shall be payable except out of the profits of the Company, realized or unrealized, or out of the share premium account or as otherwise permitted by the Statute.

117.

Subject to the rights of Persons, if any, entitled to shares with special rights as to dividends or distributions (including those set forth under Article 8(a)), if dividends or distributions are to be declared on a class of shares, they shall be declared and paid according to the amounts paid or credited as paid on each of the shares of such class outstanding on the record date for such dividend or distribution as determined in accordance with these Articles.

118.	The Directors may deduct from any dividend or distribution payable to any Member all sums of money (if any) presently payable by him to the Company on account of calls or otherwise.

119.

The Directors may declare that any dividend or distribution be paid wholly or partly by the distribution of specific assets and in particular of paid up shares, debentures, or debenture stock of any other company or in any one or more of such ways and where any difficulty arises in regard to such distribution, the Directors may settle the same as they think expedient and in particular may issue fractional certificates and fix the value for distribution of such specific assets or any part thereof and may determine that cash payments shall be made to any Members upon the footing of the value so fixed in order to adjust the rights of all Members and may vest any such specific assets in trustees as may seem expedient to the Directors.

120.

Any dividend, distribution, interest or other monies payable in cash in respect of shares may be paid by check or warrant sent through the post directed to the registered address of the holder or, in the case of joint holders, to the holder who is first named on the register of Members or to such Person and to such address as such holder or joint holders may in writing direct. Every such check or warrant shall be made payable to the order of the Person to whom it is sent. Any one of two or more joint holders may give effectual receipts for any dividends, bonuses, or other monies payable in respect of the share held by them as joint holders.

121.	No dividend or distribution shall bear interest against the Company.

CAPITALIZATION

122.

Subject to these Articles (including Schedule A), the Company may upon the recommendation of the Directors by Ordinary Resolution authorize the Directors to capitalize any sum standing to the credit of any of the Company’s reserve accounts (including share premium account and capital redemption reserve fund) or any sum standing to the credit of profit and loss account or otherwise available for distribution and to appropriate such sum to Members in the proportions in which such sum would have been divisible amongst them had the same been a distribution of profits by way of dividend and to apply such sum on their behalf in paying up in full unissued shares for allotment and distribution credited as fully paid up to and amongst them in the proportion aforesaid. In such event the Directors shall do all acts and things required to give effect to such capitalization, with full power to the Directors to make such provisions as they think fit for the case of shares becoming distributable in fractions (including provisions whereby the benefit of fractional entitlements accrue to the Company rather than to the Members concerned). The Directors may authorize any Person to enter on behalf of all of the Members interested into an agreement with the Company providing for such capitalization and matters incidental thereto and any agreement made under such authority shall be effective and binding on all concerned.

BOOKS OF ACCOUNT

123.

The Directors shall cause proper books of account (including, where applicable, material underlying documentation including contracts and invoices) to be kept with respect to all sums of money received and expended by the Company and the matters in respect of which the receipt or expenditure takes place, all sales and purchases of goods by the Company and the assets and liabilities of the Company. Such books of account must be retained for a minimum period of five years from the date on which they are prepared. Proper books shall not be deemed to be kept if there are not kept such books of account as are necessary to give a true and fair view of the state of the Company’s affairs and to explain its transactions.

124.

The Directors shall from time to time determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the Company or any of them shall be open to the inspection of Members not being Directors and no Member (not being a Director) shall have any right of inspecting any account or book or document of the Company except as conferred by Statute or authorized by the Directors or by the Company in general meeting or in accordance with these Articles (including Article 8(d) and Schedule A).

125.

The Directors may from time to time cause to be prepared and to be laid before the Company in general meeting profit and loss accounts, balance sheets, group accounts (if any) and such other reports and accounts as may be required by law.

AUDIT

126.

Subject to these Articles (including Article 8(d) and Schedule A), the Company may at any annual general meeting appoint an Auditor or Auditors of the Company who shall hold office until the next annual general meeting and may fix his or their remuneration.

127.

Subject to these Articles (including Schedule B), the Directors may before the first annual general meeting appoint an Auditor or Auditors of the Company who shall hold office until the first annual general meeting unless previously removed by an Ordinary Resolution of the Members in general meeting in which case the Members at that meeting may appoint Auditors. Subject to these Articles (including Schedule B), the Directors may fill any casual vacancy in the office of Auditor but while any such vacancy continues the surviving or continuing Auditor or Auditors, if any, may act. The remuneration of any Auditor appointed by the Directors under this Article may be fixed by the Directors.

128.

Every Auditor of the Company shall have a right of access at all times to the books and accounts and vouchers of the Company and shall be entitled to require from the Directors and Officers of the Company such information and explanation as may be necessary for the performance of the duties of the auditors.

129.

Auditors shall at the next annual general meeting following their appointment and at any other time during their term of office, upon request of the Directors or any general meeting of the Members, make a report on the accounts of the Company in general meeting during their tenure of office.

NOTICES

130.

Notices shall be in writing and may be given by the Company to any Member either personally or by sending it by courier, post, cable, telex, fax or e-mail to him or to his address as shown in the register of Members (or where the notice is given by e-mail by sending it to the e-mail address provided by such Member). Any notice, if posted from one country to another, is to be sent by airmail.

131.

Where a notice is sent by courier, service of the notice shall be deemed to be effected by delivery of the notice to a courier company, and shall be deemed to have been received on the third day (not including Saturdays or Sundays or public holidays) following the day on which the notice was delivered to the courier. Where a notice is sent by post, service of the notice shall be deemed to be effected by properly addressing, pre paying and posting a letter containing the notice, and shall be deemed to have been received on the fifth day (not including Saturdays or Sundays or public holidays in the Cayman Islands) following the day on which the notice was posted. Where a notice is sent by cable, telex or fax, service of the notice shall be deemed to be effected by properly addressing and sending such notice and shall be deemed to have been received on the same day that it was transmitted. Where a notice is given by e-mail service shall be deemed to be effected by transmitting the e-mail to the e-mail address provided by the intended recipient and shall be deemed to have been received on the same day that it was sent, and it shall not be necessary for the receipt of the e-mail to be acknowledged by the recipient.

132.

A notice may be given by the Company to the Person or Persons which the Company has been advised are entitled to a share or shares in consequence of the death or bankruptcy of a Member in the same manner as other notices which are required to be given under the Articles and shall be addressed to them by name, or by the title of representatives of the deceased, or trustee of the bankrupt, or by any like description at the address supplied for that purpose by the Persons claiming to be so entitled, or at the option of the Company by giving the notice in any manner in which the same might have been given if the death or bankruptcy had not occurred.

133.

Notice of every general meeting shall be given in any manner authorised by the Articles to every holder of shares carrying an entitlement to receive such notice on the record date for such meeting except that in the case of joint holders the notice shall be sufficient if given to the joint holder first named in the register of Members and every Person upon whom the ownership of a share devolves by reason of his being a legal personal representative or a trustee in bankruptcy of a Member where the Member but for his death or bankruptcy would be entitled to receive notice of the meeting, and no other Person shall be entitled to receive notices of general meetings.

WINDING UP

134.

Subject to these Articles (including Article 8(b) and Schedule A), if the Company shall be wound up the liquidator may, with the sanction of a Special Resolution of the Company and any other sanction required by the Statute, divide amongst the Members in specie or kind the whole or any part of the assets of the Company (whether they shall consist of property of the same kind or not) and may for such purpose set such value as he deems fair upon any property to be divided as aforesaid and may determine how such division shall be carried out as between the Members or different classes of Members. The liquidator may with the like sanction, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the contributories as the liquidator, with the like sanction, shall think fit, but so that no Member shall be compelled to accept any shares or other securities whereon there is any liability.

135.

Subject to these Articles (including Article 8(b) and Schedule A), if the Company shall be wound up, and the assets available for distribution amongst the Members as such shall be insufficient to repay the whole of the paid-up capital, such assets shall be distributed so that, as nearly as may be, the losses shall be borne by the Members in proportion to the capital paid up, or which ought to have been paid up, at the commencement of the winding up on the shares held by them respectively. Subject to these Articles (including Article 7(b), Article 8(b) and Schedule A), if in a winding up the assets available for distribution amongst the Members shall be more than sufficient to repay the whole of the capital paid up at the commencement of the winding up, the excess shall be distributed amongst the Members in proportion to the capital paid up at the commencement of the winding up on the shares held by them respectively. This Article is to be without prejudice to the rights of the holders of shares issued upon special terms and conditions.

INDEMNITY

136.

The Directors and officers for the time being of the Company and any trustee for the time being acting in relation to any of the affairs of the Company and their heirs, executors, administrators and personal representatives respectively shall be indemnified out of the assets of the Company from and against all actions, proceedings, costs, charges, losses, damages and expenses which they or any of them shall or may incur or sustain by reason of any act done or omitted in or about the execution of their duty in their respective offices or trusts, except such (if any) as they shall incur or sustain by or through their own willful neglect or default respectively and no such Director, officer or trustee shall be answerable for the acts, receipts, neglects or defaults of any other Director, officer or trustee or for joining in any receipt for the sake of conformity or for the solvency or honesty of any banker or other Persons with whom any monies or effects belonging to the Company may be lodged or deposited for safe custody or for any insufficiency of any security upon which any monies of the Company may be invested or for any other loss or damage due to any such cause as aforesaid or which may happen in or about the execution of his office or trust unless the same shall happen through the willful neglect or default of such Director, Officer or trustee.

FINANCIAL YEAR

137.	Unless the Directors otherwise prescribe, the financial year of the Company shall end on 31st December in each year and, following the year of incorporation, shall begin on 1st January in each year.

CORPORATE OPPORTUNITY

138.

The Company renounces any interest or expectancy of the Company in, or in being offered an opportunity to participate in, any Excluded Opportunity. An “Excluded Opportunity” is any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of, (i) any director of the Company who is not an employee of any Group Company, or (ii) any holder of Preferred Shares or any partner, member, director, stockholder, employee or agent of any such holder, other than someone who is an employee of any Group Company (collectively, “Covered Persons”), unless such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, a Covered Person expressly and solely in such Covered Person’s capacity as a director of the Company.

AMENDMENTS OF ARTICLES

139.

Subject to the Statute and these Articles (including Article 8(d) and Schedule A), the Company may at any time and from time to time by Special Resolution alter or amend these Articles in whole or in part.

TRANSFER BY WAY OF CONTINUATION

140.

If the Company is exempted as defined in the Statute, it shall, subject to the provisions of the Statute and with the approval of a Special Resolution, have the power to register by way of continuation as a body corporate under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

SCHEDULE A

Acts of the Group Companies Requiring

Approval of the Majority Preferred Holders

(I)

(i) any amendment or change of the rights, preferences, privileges, or powers of or concerning, or the limitations or restrictions provided for the benefit of, any Preferred Shares, or any amendment of the Charter Documents of the Company or any Material Group Subsidiary;

(ii) any action that authorizes, creates or issues any Ordinary Shares or Preferred Shares after the Initial Closing (other than: (1) the issuance of Series D Preferred Shares pursuant to the Purchase Agreement, (2) the issuance of Ordinary Shares upon conversion of the Preferred Shares, and (3) the issuance of Ordinary Shares (or options or warrants therefor) pursuant to the Stock Incentive Plans); any action that authorizes, creates or issues any class or series of Equity Securities having rights, preferences, privileges, powers, or limitations or restrictions provided for the benefits of the holders thereof, superior to or on a parity with any Preferred Shares, or any Equity Securities convertible into, exchangeable for, or exercisable into any Equity Securities having rights, preferences, privileges, powers, or limitations or restrictions provided for the benefits of the holders thereof, superior to or on a parity with any series of Preferred Shares, and any action that reclassifies any outstanding shares into shares having rights, preferences, privileges, powers, or limitations or restrictions provided for the benefits of the holders thereof, senior to or on a parity with any series of Preferred Shares;

(iii) any approval of the liquidation, winding up, bankruptcy, dissolution of any Group Company or the commitment to any of the foregoing; any filing by or against any Group Company for the appointment of a receiver, administrator or other form of external manager of any Group Company;

(iv) any approval of the corporate reorganization, merger, consolidation, or split of any Group Company, any Trade Sale, or the commitment to any of the foregoing;

(v) any acquisition of a majority of the shares, voting power, business or assets of any other corporation or entity, or any investment in any other corporation or entity in excess of US$30,000,000 (individually or in aggregate in a series of related transactions in any financial year);

(vi) any repurchase or redemption or cancellation of any Equity Securities of any Group Company (other than pursuant to: (1) the Series D Transaction Documents, (2) any repurchase right of the Company under the Stock Incentive Plans approved in accordance with these Articles and the Shareholders Agreement, (3) the Loan and Security Agreement, and (4) the offer letter dated November 23, 2015 for the engagement of Padmasree Warrior as chief development officer of the Company);

(vii) any increase, decrease or alteration of the authorized or issued share capital or registered capital of any Group Company (other than (1) the increase of capital of any Group Company using the proceeds from the issuance and sale of the Series D Preferred Shares in accordance with Section 8.3 of the Purchase Agreement, and (2) the increase of capital of any Group Company by another Group Company which holds 100% equity in the first Group Company), or any transfer of the Equity Securities of any Group Company (other than (1) the transfer of Equity Securities of the Company which complies with the Right of First Refusal & Co-Sale Agreement or the Stock Incentive Plans, (2) the equity restructuring of Beijing Libite Auto Technology Co., Ltd. as described under the Purchase Agreement, and (3) the transfer or disposal of Padmasree Warrior’s shares pursuant to the Loan and Security Agreement);

(viii) any change of the size, composition or voting arrangement of the board of directors of any Group Company and the manner in which the directors of each Group Company are appointed, except in compliance with these Articles and the Shareholders Agreement;

(ix) (1) establishment of any Subsidiary other than a Subsidiary that is wholly owned, directly or indirectly, by NIO Inc., or divestiture or sale of an interest in a Subsidiary; or (2) restatement or amendment to, or termination of, the Control Documents between Shanghai Nextev and Shanghai NIO Technology Co., Ltd., or (3) execution of, restatement or amendment to, or termination of, any control documents between Shanghai Nextev and Beijing Libite Auto Technology Co., Ltd (or any other affiliate of the Company) which provide contractual control to Shanghai Nextev over Beijing Libite Auto Technology Co., Ltd. (or such affiliate of the Company) and allow Shanghai Nextev to consolidate the financial statements of Beijing Libite Auto Technology Co., Ltd (or such affiliate of the Company) (except for (A) the equity restructuring and the execution of control documents with respect to Beijing Libite Auto Technology Co., Ltd pursuant to Section 8.13 of the Purchase Agreement, and (B) any amendment and restatement to the control documents between Shanghai Nextev and Beijing Libite Auto Technology Co., Ltd. (or any other affiliate of the Company) or to the Control Documents between Shanghai Nextev and Shanghai NIO Technology Co., Ltd. solely resulted from the capital increase or equity transfer of Beijing Libite Auto Technology Co., Ltd. or Shanghai NIO Technology Co., Ltd. (or any other affiliate of the Company) (as the case may be) which has been approved in accordance with this Schedule A);

(x) any sale, transfer, assignment, license, mortgage or other disposition of, or the incurrence of any Lien on, a majority portion of the assets, properties, Intellectual Property, goodwill, Business of any Group Company in excess of US$30,000,000 (individually or in aggregate in a series of related transactions in any financial year) (except for the transfer or license among Group Companies for management purpose or in the ordinary course of business);

(xi) any transfer of Prime Hubs Shares (as defined in the Purchase Agreement) by any Prime Hubs Grantee (as defined in the Purchase Agreement) to a Person other than Prime Hubs or a Key Employee (as defined in the Purchase Agreement), officer, management personnel or director of the Group Companies (including the vehicle 100% owned by such Key Employee, officer or director); or

(xii) any direct or indirect transfer by Mr. LI Bin of any equity securities in any Group Company or any of the Founder Vehicle, except for (1) the transfer to the Persons described in Section 2.6(i) to (iii) of the Right of First Refusal & Co-Sale Agreement, (2) the transfer of any equity securities of Beijing Libite for the purposes of individual foreign exchange registration of the Prime Hubs Grantees (or any amendments thereto), and (3) subject to Section 2.1(vi) in the Right of First Refusal & Co-Sale Agreement, up to a separate and additional 1,500,000 Series A-1 Preferred Shares beneficially held by the Founder (directly or indirectly through the Founder Vehicles), provided that the third party transferee shall have executed a Deed of Adherence in the form attached to the Series D Transaction Documents, as applicable.

(II)

(i) any declaration, setting aside and/or payment of any dividends or other distributions on any securities of any Group Company, or the adoption of or any change to the dividend policy;

(ii) any initial public offering (including Qualified IPO) of any Group Company, including choice of the underwriters, the listing venue, timing, valuation and the security exchange for the initial public offering;

(iii) approval of issuance of any indenture, bond or note of any Group Company; or

(iv) the appointment of, or entering into agreements or arrangements with, a company other than a wholly owned PRC Subsidiary of the Company to serve as a distributor of any products manufactured by PRC Group Companies and/or any partner of the Group, including but not limited to Anhui Jianghuai Automobile Co., Ltd.

(III)

Notwithstanding anything hereinabove, the following actions shall require the consent of the holders of at least seventy-five percent (75%) of the outstanding Series B Preferred Shares:

(i) any change in any of the rights, preferences, privileges, or powers of, or restrictions provided for the benefit of, the Series B Preferred Shares;

(ii) creating or authorizing the creation of or issue of any Ordinary Shares or any other security convertible into or exercisable for Ordinary Shares, or any security (or any other security convertible into or exercisable for such securities), having rights, preferences or privileges senior to or on parity with any Series B Preferred Shares, or without consideration or (in the case of Ordinary Shares or securities convertible into or exercisable for Ordinary Shares) for a consideration per share less than the Series B Conversion Price immediately prior to such creation or issue (except for the issuance of Exempted Securities); or

(iii) any change to the capital structure of any Group Company which has the effect of diluting or reducing the effective shareholding of the Series B Preferred Shareholders relative to the other classes of shares. For the avoidance of doubt, creation, authorization or issue of (x) any Exempted Securities or (y) any Equity Securities for an effective consideration per share more than the Series B Conversion Price immediately prior to such creation, authorization or issue shall not be considered having the effect of diluting or reducing the effective shareholding of the Series B Preferred Shareholders relative to the other classes of shares hereunder.

(IV)

Notwithstanding anything hereinabove, the following actions shall require the consent of the holders of at least seventy-five percent (75%) of the outstanding Series C Preferred Shares:

(i) any change in any of the rights, preferences, privileges, or powers of, or restrictions provided for the benefit of, the Series C Preferred Shares;

(ii) creating or authorizing the creation of or issue of any Ordinary Shares or any other security convertible into or exercisable for Ordinary Shares, or any security (or any other security convertible into or exercisable for such securities), having rights, preferences or privileges senior to or on parity with any Series C Preferred Shares, or without consideration or (in the case of Ordinary Shares or securities convertible into or exercisable for Ordinary Shares) for a consideration per share less than the Series C Conversion Price immediately prior to such creation or issue (except for the issuance of Exempted Securities); or

(iii) any change to the capital structure of any Group Company which has the effect of diluting or reducing the effective shareholding of the Series C Preferred Shareholders relative to the other classes of shares. For the avoidance of doubt, creation, authorization or issue of (x) any Exempted Securities or (y) any Equity Securities for an effective consideration per share more than the Series C Conversion Price immediately prior to such creation, authorization or issue shall not be considered having the effect of diluting or reducing the effective shareholding of the Series C Preferred Shareholders relative to the other classes of shares hereunder.

(V)

Notwithstanding anything hereinabove, the following actions shall require the consent of the holders of at least seventy-five percent (75%) of the outstanding Series D Preferred Shares:

(i) any change in any of the rights, preferences, privileges, or powers of, or restrictions provided for the benefit of, the Series D Preferred Shares;

(ii) creating or authorizing the creation of or issue of any Ordinary Shares or any other security convertible into or exercisable for Ordinary Shares, or any security (or any other security convertible into or exercisable for such securities), having rights, preferences or privileges senior to or on parity with any Series D Preferred Shares, or without consideration or (in the case of Ordinary Shares or securities convertible into or exercisable for Ordinary Shares) for a consideration per share less than the Series D Conversion Price immediately prior to such creation or issue (except for the issuance of Exempted Securities); or

(iii) any change to the capital structure of any Group Company which has the effect of diluting or reducing the effective shareholding of the Series D relative to the other classes of shares. For the avoidance of doubt, creation, authorization or issue of (x) any Exempted Securities or (y) any Equity Securities for an effective consideration per share more than the Series D Conversion Price immediately prior to such creation, authorization or issue shall not be considered having the effect of diluting or reducing the effective shareholding of the Series D Preferred Shareholders relative to the other classes of shares hereunder.

SCHEDULE B

Board

1. Quorum. The Board shall hold no less than one (1) board meeting during each fiscal quarter. A meeting of the Board shall only proceed where there are present (whether in person or by means of a conference telephone or any other equipment which allows all participants in the meeting to speak to and hear each other simultaneously) six (6) Directors of the Company then in office, and the foregoing number of Directors shall be the quorum requirements for meetings of the Board. Notwithstanding the foregoing, if notice of the Board meeting has been duly delivered to all Directors of the Board seven (7) days prior to the scheduled meeting in accordance with the notice procedures under these Articles, and the number of Directors required to be present under this Schedule B for such meeting to proceed is not present within one hour from the time appointed for the meeting because of the absence of any Director, the Directors present at the meeting shall adjourn the meeting to the third following Business Day at the same time and place (or to such other time or such other place as the Directors may determine) with notice delivered to all Directors one day prior to the adjourned meeting in accordance with the notice procedures under these Articles and, if at the adjourned meeting, the number of Directors required to be present under this Schedule B for such meeting to proceed is not present within one hour from the time appointed for the meeting because of the absence of any Director, then the presence of such Director(s), shall not be required at such adjourned meeting in order for the meeting to be quorate.

2. Expenses. The Company will promptly pay or reimburse each non-employee Board member and each non-employee Subsidiary Board (as defined in Shareholders Agreement) member for all reasonable out-of-pocket expenses incurred in connection with attending board or committee meetings and otherwise performing their duties as directors and committee members.

3. Acts of the Group Companies Requiring Approval of Investor Directors. In addition to such other limitations as may be provided in these Articles, the Company shall not take, permit to occur, approve, authorize, or agree or commit to do any of the following acts, and the Company shall not permit any other Group Company to take, permit to occur, approve, authorize, or agree or commit to do any of the following acts, whether in a single transaction or a series of related transactions, whether directly or indirectly, and whether or not by amendment, merger, consolidation, scheme of arrangement, amalgamation, or otherwise, unless approved in advance in writing by a majority of the votes of the directors of the Company, including the affirmative vote of (i) at least two Investor Directors appointed by the holders of Series A-1 Preferred Shares and (ii) at least four Investor Directors appointed by the holders of Preferred Shares other than the holders of Series A-1 Preferred Shares:

(i) any related party transaction or a series of related party transactions involving any Group Company on one hand, and any Ordinary Holders, director, officer or employee of the Group Company on the other hand, for which the aggregate value exceeds US$3 million, except for the business cooperation with any of Tencent’s Affiliates (including but not limited to the business cooperation with any of Tencent’s Affiliates pursuant to Section 12.16 in Shareholders Agreement)

(ii) the extension by any Group Company of any loan to any third party in excess of US$3 million (individually or in the aggregate in a series of related loans in a fiscal year), or any guarantee for the indebtedness of any third party, except for the loans or the trade credit incurred in the ordinary course of business;

(iii) the incurrence of any loan of any Group Company involving an amount in excess of US$5,000,000 from banks, financial institutions or any third party;

(iv) the commencement or carrying out of any business activities by Beijing Libite Auto Technology Co., Ltd. or Shanghai NIO Technology Co., Ltd. which will generate substantial revenues or cash flows; any material change to the business cope, or substance of the Business of any Group Company, the commencement or carrying out any new businesses of any Group Company other than the Business; or incurrence of any substantial expenses by Beijing Libite Auto Technology Co., Ltd. (except for the regular lease payment for its current leased office or regular office maintenance expenses) exceeding RMB1,000,000; any transfer of assets to Shanghai NIO Technology Co., Ltd. or Beijing Libite Auto Technology Co., Ltd.;

(v) approval or material amendment of the annual business plan or annual budget plan of any Group Company;

(vi) approval or amendment of Stock Incentive Plans of any Group Company, or any other incentive arrangements which may result in any employee, officer, director or advisor of the Group Companies directly hold any Equity Securities in the Company or other Group Company;

(vii) any material change in the accounting and financial policies of any Group Company unless such change is required by applicable Laws; or

(viii) engagement or change of the auditor of the Company.